Exhibit 10.1

EXECUTION VERSION

FRAMEWORK AGREEMENT

between

CTC MEDIA, INC.

and

UTV-MANAGEMENT LLC

in respect of the sale and purchase of

participatory interest in CTC Investments, LLC

dated as of September 24, 2015

i

ii

Schedules

Schedule 1.01(a)	Acquired Companies
Schedule 1.01(b)	Acquired Companies Cash Flow Budgets
Schedule 1.01(c)	Leakage: Excluded Related Party Transactions
Schedule 1.01(d)	Net Cash Flow Pro Forma
Schedule 1.01(e)	Programming Plan
Schedule 1.01(f)	Restructuring Plan
Schedule 1.01(g)	Russian SPA
Schedule 1.01(h)	Form of 5% Resolution
Schedule 2.03	Closing
Schedule 3.13	Working Capital of the Acquired Companies as of June 30, 2015 and July 31, 2015
Schedule 6.01(f)	Permitted Leakage
Schedule 7.02(h)	Form of Target’s New Charter
Schedule 7.02(l)	Form of Confirmations of Beneficial Ownership of 2015 Dividends

iii

FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Agreement”), dated September 24, 2015, is made between CTC Media, Inc., a corporation organized and existing under the law of the State of Delaware (the “Seller”) and UTV-Management LLC, a company organized and existing under the law of the Russian Federation (the “Purchaser”, and together with the Seller, the “Parties”).

RECITALS

WHEREAS, Seller legally and beneficially owns all the participation interests in CTC Investments LLC, a limited liability company organized and existing under the law of the Russian Federation under the main state registration number (OGRN) 1027739102148 and whose registered office is at 3-ya Sokolnicheskaya Street 5, building 1, Moscow, 107014, Russian Federation (the “Target”);

WHEREAS, Seller has agreed to sell, and the Purchaser has agreed to buy the Sale Participation Interests (as defined below) upon the terms and subject to the conditions set out in this Agreement (the “Contemplated Acquisition”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties of the Parties, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with a Third Party containing terms no less restrictive with respect to such Third Party than the terms set forth in the Confidentiality Agreement with respect to Purchaser.

“Acquired Companies” means Target and the other legal entities listed in Schedule 1.01(a).

“Acquired Companies Cash Flow Budgets” means the budgets of the Acquired Companies setting forth the budgeted total cash flows from operating and investment activities of the Acquired Companies prepared on the consolidated basis and expressed in Roubles in respect of the third and the fourth quarters of 2015 as set out in Schedule 1.01(b).

“Acquired Companies Financial Statements” means the financial statements of each Acquired Company for (i) each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014; (ii) for the three months ended March 31, 2015 and for the six months ended June 30, 2015, in each case as set forth on Section 3.12(b)-(c) of the Disclosure Schedule; and (iii) as contemplated by Section 6.05(e), for the nine months ending September 30, 2015.

“Acquired Company Intellectual Property” means all Intellectual Property that is owned or used under license by any Acquired Company.

“Acquisition Proposal” has the meaning specified in Section 6.03(h).

“Actual Net Cash Flow” has the meaning specified in Section 2.01(d).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“APC” means the Agency of the Republic of Kazakhstan for Protection of Competition.

“APC Approval” means a written consent (approval) to economic concentration granted by the APC to the Purchaser, either unconditional or in a form satisfactory to the Purchaser, which allows the acquisition of the Sale Participation Interests by the Purchaser.

“Agreement” has the meaning specified in the preamble.

“Alternative Acquisition Agreement” has the meaning specified in Section 6.03(c).

“Applicable Law” means any applicable law, statute, ordinance, code, rule, regulation, order, writ, injunction, decree, ruling, determination, award, standard, permit or variance of any Governmental Authority, or any binding agreement with any Governmental Authority.

“Assets” has the meaning specified in Section 3.29(a).

“Broadcasting & Computer System” has the meaning specified in Section 3.31.

“Budget Performance Certificate” has the meaning specified in Section 2.01(d).

“Budgeted Net Cash Flow” means the amount of Net Cash Flow of the Acquired Companies shown in the Acquired Companies Cash Flow Budgets.

“Business” means various business operations of the Acquired Companies including operating free-to-air television channels, as described in the SEC documents.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banking institutions generally are authorized or obligated by law, regulation or executive order to close in the city specified, and if no city is specified, then in New York, New York or Moscow, Russia.

“Cash Reserve” means the USD cash amount of USD 15,000,000, such amount to be held (in USD, in freely-available funds) in a bank account of an Acquired Company no later than the sixth (6th) Business Day prior to Closing.

“Change in Recommendation” has the meaning set forth in Section 6.03(c).

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Confidentiality Agreement” means the confidentiality agreement dated April 27, 2015 between the Seller and Media-One Holdings Limited.

“Contemplated Acquisition” has the meaning specified in the recitals.

“Contract” means any binding contract, agreement, arrangement, understanding, commitment, franchise, indenture, lease, purchase order or license, whether written or otherwise.

“control” (including the terms “controlled by” and “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Critical Warranties” means the Warranties given in Section 3.01 (Title), Section 3.03 (Organization), Section 3.04 (Acquired Companies), Section 3.05 (Authorization; Validity), clause (a) of Section 3.06 (No Violations. No Change of Control Provisions), Section 3.09 (Capitalization), and Section 3.11 (No Other Agreements or Rights) and Section 3.34 (5% Issuance).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule from the Seller to the Purchaser delivered to the Purchaser before the execution of this Agreement.

“EHS Laws” has the meaning specified in Section 3.26(a).

“End Date” has the meaning specified in Section 8.01(b).

“Equipment” has the meaning specified in Section 3.22(a).

“Equity Interest” means any share, capital stock, partnership, membership, voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Excess Prepayments” means cash amounts in excess of 280 million Roubles received in 2015 in respect of advertising to be broadcast on or after January 1, 2016.

“Excess Undelivered GRPs” means cash amounts in excess of 100 million Roubles received in 2015 in respect of advertising inventory sold but not delivered in 2015 (to the extent such obligations have not otherwise be satisfied by the delivery of other advertising, sponsorships or product placements during 2015), calculated by multiplying the undelivered gross ratings points (“GRPs”) in respect of each relevant advertising client by the applicable cost per point (“CPP”) contractually agreed with such client.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expected Programming Expenditure” has the meaning specified in Section 2.01(c).

“Fairly Disclosed” has the meaning specified in Section 4.02.

“FAS” means the Federal Antimonopoly Service of the Russian Federation.

“FAS Approval” means a written consent (approval) granted by FAS to the Purchaser, either unconditional or in a form satisfactory to the Purchaser, which allows the acquisition of the Sale Participation Interests by the Purchaser.

“FSIL” means Federal Law No. 57-FZ “On the Procedure for Accomplishing Foreign Investments into Entities Having Strategic Importance for Procuring State Defense and Security”, dated April 29, 2008, as amended.

“FSIL Approval” means the approval of the transactions contemplated by this Agreement by the Government Commission responsible for the Control of Foreign Investments in the Russian Federation pursuant to FSIL, or the written confirmation of FAS that such approval is not required, to be sought by the Purchaser prior to Closing.

“Government List” has the meaning specified in Section 5.06(b).

“Government Official” means any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof or any candidate for political office.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, certification, exemption or registration by or with any Governmental Authority.

“Governmental Authority” means any executive, judicial, legislative, administrative or other federal, national, state or local governmental authority, ministry, department, agency, office, organization or authority other than a commercial entity acting in a commercial capacity.

“Hazardous Substances” has the meaning specified in Section 3.26(a).

“Holdback Amount” has the meaning specified in Section 2.01(b).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed funds or funds in the nature of borrowings, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (iv) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with US GAAP, recorded as capital leases, (v) all amounts available to be drawn and the amount of all unpaid drawings, under letters of credit issued for the account of such Person, (vi) receivables sold or discounted (other than to the extent sold on a non-recourse basis and, in respect of any Acquired Company, other than arising in the Ordinary Course of Business and reflected in the Acquired Companies Financial Statements, Seller’s Financial Statements or Management Accounts), (vii) all obligations for borrowed funds secured by any Lien on any assets of such Person whether or not such Person has assumed or become liable for payment of such obligations for borrowed funds, (viii) such Person’s net exposure pursuant to derivatives or interest rate caps, collar or swap agreements or other contracts or arrangements designed to protect against fluctuations in interest rates or currency exchange rates,(ix) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing payable in connection with the repayment of the foregoing, and (x) all guarantees of such Person in respect of Indebtedness of others of the kinds referred to in clauses (i) through (ix) above.

“Indemnified Parties” has the meaning specified in Section 9.02(a).

“Indemnifying Party” has the meaning specified in Section 9.02(a).

“Intellectual Property” means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship; (iv) Trade Secrets (as defined herein); and (v) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (collectively, “Software”).

“Kazakh Cash” has the meaning specified in Section 2.01(c)(ii).

“Landlord Leases” has the meaning specified in Section 3.21(d).

“Leakage” means, in respect of the period commencing on and from June 30, 2015 to and including Closing, any of the following matters or events (except as the Purchaser may have specifically agreed in writing):

(i)                                     any dividend, bonus issue or distribution declared, paid or made (whether actual or deemed and whether in cash, in stock or in specie) by any Acquired Company;

(ii)                                  any payments made by or guaranteed by any Acquired Company in respect of any share capital, loan capital (in the case of loan capital, other than to or for the benefit of another Acquired Company) or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(iii)                               any payments made (or future benefits granted) (or assets transferred or surrendered to, or liabilities assumed, indemnified, or incurred for the benefit of) by any Acquired Company for any charges relating to this Agreement or the transactions contemplated hereby, including professional advisers’ costs, management   transaction-related bonuses or retention bonuses;

(iv)                              the waiver by any Acquired Company of any amount owed to it or any other material right it has under a Material Contract (whether such right is current, future or contingent);

(v)                                 any purchase, directly or indirectly, by any Acquired Company from the Seller or any Affiliate of the Seller (other than an Acquired Company) or from any Principal Shareholder or any Affiliate of the Principal Shareholder, of any assets or services or otherwise conferring a benefit to any of them, including any waiver by any Acquired Company of any economic benefit or amount owed to that Acquired Company by Seller or any Affiliate thereof (other than an Acquired Company) or any Principal Shareholder, other than as identified in Schedule 1.01(c);

(vi)                              any payment made, or any liability incurred, by any Acquired Company not in the Ordinary Course of Business;

(vii)                           the incurrence of any Indebtedness or the provision of any guarantee or  indemnity of any nature by any Acquired Company other than:

a.              in respect of such Indebtedness or guarantee, any Indebtedness incurred or guarantee provided under the Overdraft Facility (or any credit lines approved by Purchaser in advance); or

b.              in respect of such indemnity, any immaterial indemnities incurred in the Ordinary Course of Business.

(viii)                        the agreement or understanding by any Acquired Company to do any of the matters set out in items (i) to (vii) above; and

(ix)                              any Tax becoming payable by any Acquired Company as a consequence of any of the matters referred to in (i) to (viii) above,

but does not include any Permitted Leakage.

“Leased Property” has the meaning specified in Section 3.21(c).

“Lien” means any mortgage, security interest, conditional sale or other title retention agreement, pledge, hypothecation, lien (including workers, repairmen, warehousemen, carrier and mechanics liens), preferential arrangement, judgment, encumbrance, setoff, claim, option, right of first refusal, or any other preferential arrangement having a similar effect, of any kind or nature, whether arising by agreement, by statute or otherwise.

“Litigation Indemnity” has the meaning specified in Section 2.01(c)(iv).

“Losses” means any and all claims, losses (excluding indirect or consequential loss, loss of profit, or loss of reputation), liabilities, costs, penalties, fines and expenses (including expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party, and each particular instance thereof a “Loss”.

“Management Accounts” means unaudited monthly management accounts of the Seller for July 2015  (as set out in Schedule 3.12(e) to the Disclosure Schedule) and as delivered in accordance with Section 6.05(d).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), revenues, properties, assets, liabilities, operations, prospects or results of operations of the Acquired Companies, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated hereby or to perform its express obligations under any Transaction Document; provided, however, that none of the following, either alone or in combination, shall constitute or be considered in determining whether there has been a Material Adverse Effect:  (a)  any change in US GAAP or any change relating to or arising from the execution of this Agreement or the Transaction Documents or the announcement of the transactions contemplated hereby or thereby; (b) any breach by the Purchaser of any provision of this Agreement or any Transaction Document; or (c) any action required to be taken under this Agreement or taken at the request or with the written consent of the Purchaser.

“Material Contract” means each agreement, arrangement, instrument, bond, commitment, indemnity, indenture, lease, license or understanding, including all material amendments and modifications, whether or not in writing, to which any Acquired Company is a party or by which the assets held by any Acquired Company are bound in the following categories:  (i) Contracts requiring expenditure in any twelve-month period by any Acquired Company in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (ii) Contracts that are not cancelable within 180 calendar days or that are cancelable but cancellation would entail a penalty, cost or other liability in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (iii) promissory notes, loans, agreements, indentures, guarantees, evidences of Indebtedness or other instruments related to Indebtedness, whether as a borrower, lender or guarantor, in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (iv) Contracts containing covenants limiting in any material way the ability of any Acquired Company to sell or otherwise dispose of assets, compete with any Person (other than in respect of any Acquired Company), operate at any location, or in any other material way restricts the manner and scope of the operations of any Acquired Company; (v) partnership or joint venture agreements or any Contracts of any Acquired Company (or Seller) with any minority shareholder in an Acquired Company; (vi) Contracts of any Acquired Company with Third Parties for the broadcast or transmission of the signal of any Acquired Company including digital broadcasting and internet access to the Programming of any Acquired Company; (vii) Contracts relating to previous or planned mergers, consolidations, reorganizations or acquisitions, dispositions or divestitures of assets or otherwise, under which any Acquired Company or any other party thereto has material continuing rights or obligations; (viii) agreements with any Affiliate, officer, director or employee of any Acquired Company (other than employment Contracts entered into in the Ordinary Course of Business under which annual remuneration (including bonuses) cannot be more than RUB 5 million (or the equivalent thereof in any other currency as of the date hereof) in any single calendar year; (ix) any Contract not entered into in the Ordinary Course of Business; or (x) any other Contract that is material to any Acquired Company and the termination, or breach or default of which would, individually or in the aggregate, reasonably likely have a Material Adverse Effect.

“Net Cash Flow” means an amount in Roubles equal to the sum of (i) the net cash flows from operating activities and (ii) the net cash flows from investing activities of the Acquired Companies on a consolidated basis for the third quarter 2015 and for the fourth quarter 2015, as derived from the books and records of the Acquired Companies, prepared and calculated in accordance with US GAAP and by applying the accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) as adopted and consistently applied in the preparation of the Seller Financial Statements as of and for the year ended December 31, 2014; provided, however, that such calculations shall be made on a direct method basis.  Net Cash Flow shall not include any of the following amounts (and accordingly to the extent that such amounts were included in the reported Net Cash Flow, they shall be taken out):  (A) any cash income actually received in respect of Excess Prepayments; (B) any cash income actually received in respect of Excess Undelivered GRPs, and (C) any cash income arising from a matter subject to the approval of the Purchaser under

Section 6.01 that was not approved by the Purchaser.  The form of the Net Cash Flow calculation is set forth in Schedule 1.01(d).

“Net Cash Flow Shortfall” has the meaning specified in Section 2.01(d).

“No Vote Fee” has the meaning specified in Section 8.03(a).

“Non-Third Party Claim” has the meaning specified in Section 9.04(c).

“Notary” means such notary in Moscow agreed by the Parties.

“Notice of Change of Circumstance” has the meaning specified in Section 6.03(c).

“Notice of Superior Proposal” has the meaning specified in Section 6.03(e).

“Observer” has the meaning specified in Section 6.04(b).

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency) and in keeping with good international practice for the industry.

“Organizational Documents” means, with respect to any legal entity, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws, charter, partnership agreements, trust deed, limited liability company agreement or other organizational documents of such entity and any amendments thereto.

“Owned Property” has the meaning specified in Section 3.21(a).

“Overdraft Facility” means the overdraft loan facility (as amended) in the amount of up to RUB600,000,000 made available under a credit agreement between JSC Alfa-Bank and CJSC EvereST-C, dated May 26, 2015, as amended, supplemented, superseded or otherwise modified from time to time (provided the maximum borrowing limit of RUB600,000,000 is not increased).

“Overdraft Facility Indemnity” has the meaning specified in Section 9.02(g).

“Owned Property” has the meaning specified in Section 3.21(a).

“Participation Interests” means all the participation interests issued and outstanding of the Target.

“Parties” has the meaning specified in the preamble.

“Permits” means licenses, registrations, permits, variances, franchises, notices, authorizations and approvals from Governmental Authorities that are held by any Acquired Company.

“Permitted Dividends” has the meaning specified in Section 6.10(b).

“Permitted Leakage” means any matter set out in Schedule 6.01(f).

“Permitted Liens” means (i) the Liens listed on Schedules 3.21(b) or 3.29(b) to the Disclosure Schedule; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been made; (iii)

workers, repairmen, warehousemen and carrier Liens arising in the Ordinary Course of Business and which are discharged within 90 calendar days; and (iv) other Liens arising by operation of Applicable Law that are incurred in the Ordinary Course of Business and which are discharged within 90 calendar days; (v) zoning ordinances and easements for public utilities; and (vi) those Liens on real property that are in the public record, none of which materially interfere with an Acquired Company’s use, or materially detract from the value of, or marketability of, such real property, but excluding in all cases any Liens securing the payment of money.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any entity with legal capacity recognized by any Applicable Law.

“Prime Programming” means Programming intended to be broadcasted between 18:00 hours and 00:00 hours (midnight) in Moscow on any night of the week.

“Principal Shareholder” means any Person owning, directly or indirectly, legally and/or beneficially, over 30% of Seller Common Stock.

“Proceeding” means any action, suit, claim, statutory lien, notice of noncompliance or violation, investigation or legal, administrative, arbitral or other alternative dispute resolution proceeding or investigation.

“Pro-Forma Financial Statements” means consolidated pro-forma balance sheet and income statement of the Target for 6 months ending on June 30, 2015, prepared in accordance with US GAAP.

“Programming” means any television programs, events, series, theatrical films, features or other events which are intended to be broadcasted by any television channel operated by any Acquired Company.

“Programming Plan” means the plan to obtain further Programming for the Acquired Companies prior to the Closing Date, as set out in Schedule 1.01(e).

“Proposed Changed Terms” has the meaning specified in Section 6.03(e).

“Proxy Date” has the meaning specified in Section 6.02(d).

“Proxy Statement” has the meaning specified in Section 6.02(a).

“Proxy Statement Clearance Date” means the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement.

“Purchase Price” has the meaning specified in Section 2.01(b).

“Purchaser” has the meaning specified in the preamble.

“Purchaser Corporate Approvals” means the corporate approvals as required under the Organizational Documents of the Purchaser and Applicable Law approving Purchaser’s entry into and performance of any Transaction Documents to which it is a party on the terms and subject to the conditions set forth herein.

“Purchaser Expenses” has the meaning specified in Section 8.03(b).

“Purchaser Information” has the meaning specified in Section 6.02(c).

“RAS” means the accounting and financial reporting standards generally accepted in the Russian Federation as adopted by Federal Law No 402-FZ of 6 December 2011 “On Accounting”, together with accounting policy regulations, statements and orders as adopted by the Russian Ministry of Finance.

“Real Property” has the meaning specified in Section 3.21(g).

“Related Party Transaction” has the meaning specified in Section 3.30(a).

“Released Persons” has the meaning specified in Section 6.10.

“Representatives” means, with respect to any Person, such Person’s directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requisite Stockholder Approval” has the meaning specified in Section 3.05(a).

“Restricted Person” has the meaning specified in Section 5.06(b).

“Restructuring” means the intra-group corporate restructuring of the Target and its Subsidiaries effected in the first seven months of 2015.

“Restructuring Plan” means the restructuring plan specifying details of the Restructuring attached in Schedule 1.01(f).

“RUB” or “Rouble” means the lawful currency of the Russian Federation.

“Russian SPA” means the sale and purchase agreement in respect of the acquisition by the Purchaser of the Sale Participation Interests substantially in the form in Schedule 1.01(g) to be entered into by the Purchaser and the Seller on the Closing Date.

“Sale Participation Interests” means Participation Interests comprising 75% of the Participation Interests.

“Sanctions” has the meaning specified in Section 5.06(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished from and after January 1, 2012 and prior to the date of this Agreement by the Seller with the SEC (including any amendments thereto since the date of their filing).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Board” means the board of directors of Seller (including any duly appointed special committee thereof).

“Seller Board Recommendation” has the meaning specified in Section 3.05(c).

“Seller Common Stock” means the shares of common stock of Seller, par value USD 0.01 per share.

“Seller Corporate Approvals” means the corporate approvals as required under the Organizational Documents of the Seller and Applicable Law approving the Seller’s entry into and performance of each Transaction Document to which it is a party, and the sale and transfer of the Sale Participation Interests on the terms set forth herein.

“Seller Financial Statements” means (i) the consolidated, audited financial statements of the Seller for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, (ii) the consolidated, unaudited financial statements of the Seller for (A) the six-month period ended June 30, 2015 and (B) as at Closing, the nine-month period ended September 30, 2015, in each case as contained in the SEC Documents.

“Seller Stockholder” means each holder of Seller Common Stock.

“Seller’s Knowledge” means, with respect to Seller, the current, actual knowledge as of the date hereof of the Executives Officers of the Seller (as such term is defined in item 401(b) of Regulation S-K promulgated under the Securities Act).

“Special Committee” means the special committee of the Seller Board formed on July 4, 2015, as constituted from time to time.

“Stockholders’ Meeting” has the meaning specified in Section 6.02(d).

“Subsidiary” means any Person in respect of which the Target (either alone or through or together with any other Subsidiary) has control.

“Superior Proposal” has the meaning specified in Section 6.03(h).

“Supplemental Disclosure Schedule” has the meaning specified in Section 2.03(e).

“Target” has the meaning specified in the recitals.

“Target’s New Charter” means the amended charter of the Target to be adopted and registered before Closing in the form set out in Schedule 7.02(h).

“Tax” or “Taxes” means all taxes, however denominated, including any interest or penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, alternative or add-on minimum taxes, payroll and employee withholding taxes, severance taxes, unemployment insurance charges, social security charges, sales and use taxes, excise taxes, import or custom taxes, environmental taxes, franchise taxes, gross receipts taxes, profits taxes, employment or occupation taxes, value added taxes, real and personal property taxes, stamp taxes, transfer taxes, ad valorem taxes, withholding taxes, capital or capital stock taxes, license fees, taxes on intangibles or services, workers’ compensation and other obligations of the same or similar nature.

“Tax Liability” means any liability or any increase in the liability of any Person to make any payment of or in respect of Taxes.

“Tax Return” means a report, return or other information (including any amendments) supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Tenant Leases” has the meaning specified in Section 3.21(c).

“Termination Fee” has the meaning specified in Section 8.03(a)(i).

“Third Party” means any Person other than Purchaser and its Affiliates.

“Third Party Claim” has the meaning specified in Section 9.04(a).

“Trade Secrets” means trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Transaction Documents” means this Agreement, the Russian SPA and any agreement, guarantee, certificate or instrument to be delivered pursuant to any of the foregoing.

“USD”, “US dollar” or “dollar” means the lawful currency of the United States of America.

“US GAAP” means U.S. generally accepted accounting principles set out in the FASB Accounting Standards Codification of July 1, 2009, as adopted by the Financial Accounting Standards Board and updated from time to time.

“Warranties” means the representations and warranties set forth in Article III.

“Working Capital” means the Rouble amount calculated in accordance with US GAAP, consistent with (i) the accounting methodology used in preparing the Seller Financial Statements for the year ending December 31, 2014 and (ii) the Working Capital calculation as at June 30, 2015 set out in Schedule 3.13, and equal to:

(a)                                Trade accounts receivables; plus

(b)                                Taxes reclaimable; plus

(c)                                 Prepayments; plus

(d)                                Programming rights, net; plus

(e)                                 Other current assets; less

(f)                                  Accounts payable; less

(g)                                 Accrued liabilities; less

(h)                                Taxes payable; less

(i)                                    Deferred revenue

of the Acquired Companies on a consolidated basis.

“5% Issuance” means the issuance of Participation Interests to the Purchaser (or its Affiliate, as designated by Purchaser) with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total Participation Interests of the Target.

“5% Resolution” means the written resolution of Seller and Purchaser as participants of Target to increase the charter capital of Target through the contribution by the Purchaser (or its Affiliate, as designated by Purchaser) in the form of a Russian-law-governed promissory note whereby the Purchaser (or such Affiliate) shall acquire Participation Interests with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total participation interests of the Target, substantially in the form set out in Schedule 1.01(h).

SECTION 1.02.            Interpretation.

(a)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified.  The Schedules and Exhibits to this Agreement may be attached in the form of a Compact Disc or a DVD and the obligation to deliver copies of documents can be satisfied by delivering a Compact Disc or a DVD containing such documents.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include corporations and partnerships and vice versa. References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time.  References to this Agreement or to another document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time.  A reference to any Person (including a Party) in any capacity includes its successors and permitted assigns and subsequent successors and permitted assigns.  If a Party’s consent is expressly required for any purpose pursuant to the terms of this Agreement, such Party shall not unreasonably withhold, condition or delay providing such consent.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provisions of this Agreement.

SECTION 1.03.            Headings.  Headings of the Articles, Sections and Schedules of this Agreement and the Table of Contents are for convenience only, and shall be given no substantive or interpretative effect whatsoever.

ARTICLE II

SALE AND PURCHASE

SECTION 2.01.            Sale and Purchase.

(a)           Subject to the terms and conditions specified in this Agreement, at Closing, Seller shall sell, transfer and deliver the Sale Participation Interests to Purchaser,

with full title and guarantee free from all Liens, and Purchaser shall purchase and accept such Sale Participation Interests.

(b)           In exchange for the sale, transfer and delivery of the Sale Participation Interests to Purchaser in accordance with Section 2.01(a), Purchaser shall pay an aggregate consideration of USD 200,540,000 less each of the Net Cash Flow Shortfall (if any) and the Overdraft Facility Indemnity, and subject to adjustment pursuant to Section 2.01(c) (the “Purchase Price”), by wire transfer of immediately available funds at Closing to an account designated by the Seller prior to the Closing in writing at least five (5) Business Days prior to Closing, provided that, unless Purchaser waives the reduction in respect of the Net Cash Flow Shortfall and the Overdraft Facility Indemnity as contemplated by Section 2.01(e), Purchaser may withhold the amount of USD 50,000,000 (the “Holdback Amount”) pending the calculation of the Net Cash Flow Shortfall and the Overdraft Facility Indemnity, and then pay the Holdback Amount (as may be reduced by such calculations) to Seller no later than the fifth (5th) Business Day after such calculations.  The Parties understand and agree that the right of Purchaser to deduct the amount of the Net Cash Flow Shortfall from the Holdback Amount shall be the sole recourse of Purchaser in respect of the Net Cash Flow Shortfall (but shall not be the sole recourse of Purchaser in respect of the Overdraft Facility Indemnity).

(c)           The Purchase Price shall be subject to adjustment as follows:

(i)            to the extent (A) in accordance with the Programming Plan, Programming purchased and paid for in cash by the Acquired Companies in the period from June 30, 2015 to the Closing Date is less than (x) USD 23,499,649 in the case of Programming to be paid for in US Dollars and (y) RUB 5,278,139,445 in the case of Programming to be paid for in Roubles (the “Expected Programming Expenditure”) and (B) freely available cash (in the respective currencies) in the amount of the shortfall between the Expected Programming Expenditure and the actual amount of Programming purchased and paid for in cash by the Acquired Companies as of Closing is not held in the bank accounts of the Acquired Companies identified to Purchaser on or before the fifth (5th) day prior to Closing (for the avoidance of doubt, such cash not comprising the Cash Reserve nor Kazakh Cash), calculated as of the fifth Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased (1) to such extent in US dollars (converting any Rouble shortfall in accordance with the exchange rates published by the Central Bank of Russia using the rate quoted on the fifth (5th) Business Day prior to the scheduled Closing Date), (2) multiplied by a co-efficient of 0.75;

(ii)           (x) to the extent that the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan exceeds the aggregate principal amount of USD 1.5 million and (y) to the extent the aggregate freely-available cash held by the Acquired Companies organized under the laws of Kazakhstan (the “Kazakh Cash”) is less than USD 2.7 million, calculated as of the fifth (5th) Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased in US dollars by such amount(s) multiplied by a coefficient of 0.45; and

(iii)          to the extent the Cash Reserve is less than USD 15 million, calculated as of the fifth (5th) Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased in US dollars by such amount multiplied by a coefficient of 0.75; and

(iv)          to the extent that there are any outstanding amounts as of the fifth (5th) Business Day prior to the scheduled Closing Date pursuant to claims asserted in the litigation described in Section 3.17 of the Disclosure Schedule (or amounts paid out in any settlement thereof or as a result of any ruling in respect of such litigation), the “Litigation Indemnity” shall be an amount equal to (x) the outstanding amounts pursuant to claims asserted thereunder (or the amount paid out in any settlement thereof or as a result of any ruling in respect of such litigation, and any such amount paid out shall be excluded from the calculation of the Net Cash Flow Shortfall), (y) multiplied by a co-efficient of 0.75.

The Parties shall confirm such adjustment (if any) to the Purchase Price no later than the third (3rd) Business Day prior to the scheduled Closing Date.

(d)           The “Net Cash Flow Shortfall” shall be calculated as follows:

(i)            If the actual aggregate Net Cash Flow in respect of the period between June 30, 2015 and December 31, 2015 (“Actual Net Cash Flow”) is more than USD 2,000,000 (two million US dollars) (or its equivalent, using the exchange rates published by the Central Bank of Russia using the rate quoted for December 31, 2015) less than the Budgeted Net Cash Flow, then the Net Cash Flow Shortfall shall be equal to (x) such difference, (y) multiplied by a co-efficient of 0.75 (less any amount that has been paid out to Purchaser under Section 9.02(c) relating to Leakage to the extent such affects the calculation of the Actual Net Cash Flow and except as otherwise compensated by operation of Section 9.02(g) (to the extent amounts drawn under the Overdraft Facility have been used to pay expenses in respect of operating activities and investing activities and thus are included in the calculation of Actual Net Cash Flow (and not, by way of counterexample, to the extent such amounts have been used to pay Permitted Dividends (and any repayment of the Overdraft Facility shall be deemed to be first made in respect of amounts drawn to fund such expenses in respect of operating activities and investing activities )).  For the avoidance of doubt, if such difference is less than USD 2,000,000 (two million US dollars), then no reduction to the Purchase Price shall be made under Section 2.01(b), but if it is over USD 2,000,000 (two million US dollars) then the adjustment is made on the basis of the entire amount of the Cash Flow Shortfall (not merely on the amount in excess of USD 2,000,000 (two million US dollars)).

(ii)           The Parties shall confirm the Net Cash Flow Shortfall as follows.  By November 15, 2015, the Parties (in the case of Seller represented by two representatives of the Seller Board and in the case of Purchaser represented by the Observer or such other person Purchaser may designate), acting in good faith and on a reasonable basis, shall use all reasonable efforts to determine whether Actual Net Cash Flow for third quarter 2015 is above or below the Budgeted Net Cash Flow, and upon coming to an agreed calculation thereof, representatives of Seller and Purchaser shall sign a certificate (the “Budget Performance Certificate”), which the Parties agree shall be final and binding for purposes of determining the Net Cash Flow Shortfall in respect of such quarter.  Within 30 calendar days of the close of the fourth quarter 2015 (or earlier, if practicable), a like process will be carried out in respect of such quarter, and a further Budget Performance Certificate so executed (in which the balance expressed in the Budget Performance Certificate in respect of the third quarter 2015 results shall be the opening balance and then adjusted in light of the fourth quarter results so as to generate the net result).  For purposes of such process in respect of the fourth quarter of 2015, the Excess Prepayments and/or Excess Undelivered GRPs shall be determined on the basis of the internal reports of the Target’s advertising sales house, CJSC EvereST-C. Accordingly, the Net Cash Flow Shortfall is expected to be determined by February 1, 2016.  For purposes of these calculations, aggregate actual expenditure of the Acquired Companies shall be deemed to be not less than the budgeted expenditure for such period, unless the Seller can demonstrate to the reasonable satisfaction of the Purchaser that such under-expenditure is the result of cost savings to the Group Companies.  For the avoidance of doubt, any adjustment pursuant to this Section 2.01(d) shall only be calculated in respect of a Net Cash Flow Shortfall; no adjustment shall be made solely on the basis of any deviation between individual line items in the Acquired Companies Cash Flow Budgets and the Actual Net Cash Flow that do not result in a Net Cash Flow Shortfall.

(e)           Notwithstanding Section 2.01(b), Purchaser may, in its sole discretion, waive the reduction of the Purchase Price by the Net Cash Flow Shortfall and the Overdraft Facility Indemnity, in which case it shall pay the Purchase Price without withholding the Holdback Amount (subject to adjustments contemplated by Section 2.01(c)) at Closing.

(f)            Any payment made by Seller to Purchaser in respect of any claim hereunder shall be and shall be deemed to be pro tanto a reduction in the Purchase Price paid for the Sale Participation Interests under this Agreement.

SECTION 2.02.            Closing Date.  On the terms and subject to the conditions set forth herein, the closing of the transactions provided for in Section 2.01 (the “Closing”) shall take place at the offices of Morgan Lewis International LLC in Moscow on December 21, 2015 or on such other date or at such other place and time as may be mutually agreed by the Parties. The actual time and date of the Closing are herein referred to as the “Closing Date”.

SECTION 2.03.            Closing.

(a)           At Closing, each Party shall comply with their respective obligations set out in Schedule 2.03 to this Agreement.  In addition (unless Purchaser instructs otherwise), as an integral part of Closing, Seller and Purchaser (or its designated Affiliate) shall (i) duly execute the 5% Resolution and (ii) take other corporate actions required under Russian Applicable Law to carry out the 5% Issuance on the Closing Date.

(b)           If any of the obligations of Seller under Section 2.03(a) and Schedule 2.03 to this Agreement is not complied with on the Closing Date, the Purchaser may, or if any of the obligations of the Purchaser under Section 2.03(a) and Schedule 2.03 to this Agreement is not complied with on the Closing Date, the Seller may:

(i)            defer Closing (so that the provisions of this Article II shall apply to Closing as so deferred); or

(ii)           proceed to Closing as far as practicable (without prejudice to any rights or remedies the Purchaser or the Seller respectively may have under this Agreement and/or Applicable Law).

(c)           Notwithstanding anything to the contrary in this Agreement, all actions to be performed at Closing shall be deemed a single transaction so that, at the option of the

Party for whose benefit an action is to be performed, Closing shall not be deemed to have taken place unless and until all such actions have been performed. Without limiting the generality of the foregoing sentence, Closing shall not occur until Seller shall have received the Purchase Price and Purchaser shall have received all of the Sale Participation Interests, and, unless waived pursuant to Section 2.03(a), the 5% Resolution issued, in each case, pursuant to this Section 2.03 and Schedule 2.03 to this Agreement. For the avoidance of doubt, the Sale Participation Interests will be received by Purchaser upon notarization of the duly executed Russian SPA.

(d)           For the purposes of Section 2.03(a) and Section 2.03(c), the Parties hereby acknowledge and agree that the disposal of the Sale Participation Interests is effected by the Russian SPA in accordance with Article 21(11) of the LLC Law.

(e)           At any time between the signing of this Agreement and the 5th Business Day prior to the Closing Date (but not after such 5th Business Day), Seller has the right to supplement the Disclosure Schedule to reflect the happening of any event or occurrence that has occurred after the date of this Agreement (excluding any such event or occurrence that has arisen as a result of a breach by the Seller of its obligations hereunder and excluding any such event or occurrence relating to a Critical Warranty) which, had it existed as of the date hereof, would have been required to be set forth or described in the Disclosure Schedule (the “Supplemental Disclosure Schedule”).  Seller shall deliver any Supplemental Disclosure Schedule to Purchaser no later than the 5th Business Day prior to Closing.  The Supplemental Disclosure Schedule shall only apply in respect to the Warranties when given or deemed repeated at Closing.  If the Seller includes in the Supplemental Disclosure matters (whether singly or in combination) that would be reasonably expected to result in a Loss of the Acquired Companies in excess of USD 10,000,000 or otherwise in a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement without any liability on its part by giving a notice to the Seller at any time up until Closing; provided that if the Purchaser has the right to, but does not elect to terminate this Agreement upon timely receipt of the Supplemental Disclosure Schedule, and the Closing occurs, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in the Supplemental Disclosure Schedule that constituted a Material Adverse Effect or gave rise to such Loss.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The representations and warranties set out in this Article III shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing (other than those Warranties that address matters only as of a particular date or only with respect to a specific period of time).  Subject to Article IV, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.            Title.  Seller is the sole legal and beneficial owner of, and has good and valid title directly to, all of the Participation Interests, including the Sale Participation Interests, which comprise all the share capital of the Target, free and clear of any Liens.  The Participation Interests have been issued in accordance with Applicable Law and Target’s Organizational Documents.

SECTION 3.02.            SEC Documents.  As of their respective filing dates, or if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the SEC Documents did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to Seller and its Subsidiaries, including their assets, liabilities, cashflows, operations and results of operations.

SECTION 3.03.            Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as it is now being conducted and as proposed to be conducted.  The Seller is duly qualified and licensed and is in good standing (where applicable) to do business in each jurisdiction in which property is owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

SECTION 3.04.            Acquired Companies.

(a)           The following information for each Acquired Company set forth in Schedule 1.01(a) to this Agreement is true, complete and accurate:  (i) its name and jurisdiction of incorporation or organization; (ii) its date of incorporation or organization; (iii) its authorized capital stock or share capital or other Equity Interests; (iv) the number and type of its issued and outstanding stock or share capital or other Equity Interests; and (v) the current ownership of such stock or share capital or other Equity Interests.  The Acquired Companies listed in Schedule 1.01(a) to this Agreement (excluding the Target itself) comprise all the Subsidiaries of the Target.

(b)           Each Acquired Company is duly incorporated or is organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization.  Each Acquired Company has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as it is now being conducted and as proposed to be conducted.  Each Acquired Company (including, where applicable, its branches or offices or places of business) is duly qualified and licensed and is in good standing (where applicable) to do business in each jurisdiction in which property is owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(c)           Each Acquired Company owning stock or share capital or other Equity Interests in another Acquired Company:  (i) has good and valid title to such interests; (ii) owns such interests free and clear of all Liens; and (iii) is not in breach of any provision of any agreement, document or contract governing its or such other Acquired Company’s rights in or to the interests owned or held in such other Acquired Company.  There are no agreements or understandings in effect with respect to the voting or transfer of any Equity Interest in any Acquired Company.

(d)           The Restructuring has been conducted in accordance with the Restructuring Plan and Applicable Law, all material Permits required by Applicable Law in connection with the Restructuring have been obtained, and there are no outstanding or potential or contingent material liabilities of any Acquired Company as the result of the Restructuring.

(e)           Schedule 3.04(e) to the Disclosure Schedule sets out each jurisdiction (indicating each relevant city and region within each indicated country) where the Acquired Companies broadcast their signal, have material properties or assets, have employees or otherwise conduct the Business.

SECTION 3.05.            Authorization; Validity.

(a)           The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby subject solely to obtaining, at the Seller Stockholders’ Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock (the “Requisite Stockholder Approval”) entitled to vote thereon at the Stockholders’ Meeting in favor of the Contemplated Acquisition.  The execution, delivery and performance by the Seller of this Agreement and such other Transaction Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized on the part of the Seller and no other proceedings (corporate or otherwise) on its part are necessary to authorize the execution and delivery by it of this Agreement or such other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby (other than the receipt of the Requisite Stockholder Approval).

(b)           This Agreement has been duly executed and delivered by the Seller, and (assuming due and valid authorization, execution and delivery hereof by the Purchaser) is a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, and each other Transaction Document to which it is a party, when executed and delivered (assuming due and valid authorization, execution and delivery thereof by the Purchaser), will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditor’s rights generally, and availability of injunctive relief or other equitable remedies).

(c)           The Special Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller and Seller’s Stockholders and (ii) recommended to the Seller Board that it approve and declare advisable this Agreement and the transactions contemplated by this Agreement.  The Seller Board, at a meeting duly called and held, has: (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller and the Seller’s Stockholders, (ii) approved this Agreement, (iii) approved the transactions contemplated by this Agreement and (iv) resolved to recommend that the Seller Stockholders approve the consummation of the Contemplated Acquisition (the “Seller Board Recommendation”) and directed that such matter be submitted for the consideration of the Seller Stockholders at the Stockholders’ Meeting, which resolutions, as of the date hereof, have not been, other than in accordance with Section 6.03(c) and Section 6.03(d), rescinded, modified or withdrawn in any way.

SECTION 3.06.            No Violations; No Change of Control Provisions.  The execution, delivery or performance of this Agreement and the other Transaction Documents to which the Seller is or will be a party and the consummation by it of the transactions contemplated hereby or thereby do not and will not:  (a) conflict with, or result in a breach of or default under, any terms or conditions of its Organizational Documents of Seller or any Acquired Company; (b) conflict with or violate any Applicable Law; (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation, payment or a right to receive notice thereof, under any Material Contract, material Permit or other instrument to which any Acquired Company may be bound; or (d) relieve any Person of any material obligation to any Acquired Company or impose any material obligation on any Acquired Company (other than any obligations imposed pursuant to this Agreement and other Transaction Documents).

SECTION 3.07.            Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller does not and will not require any consent, approval, authorization or other action by any third party or any Governmental Approval other than the Requisite Stockholder Approval.

SECTION 3.08.            Organizational Documents; Minutes.

(a)           The Seller has heretofore delivered to the Purchaser true, correct and complete copies of all Organizational Documents of the Seller and each Acquired Company.

(b)           In respect of the Target, the Seller has heretofore delivered to the Purchaser true, correct and complete copies of all minutes, resolutions in writing and actions in lieu of meeting of its board of directors (or other governing bodies) and any committees thereof and of its members since January 1, 2012, which in all material respects accurately reflect all transactions referred to in such minutes, resolutions in writing and actions in lieu of meeting.

(c)           In respect of Seller, Seller has heretofore delivered to Purchaser true, correct and complete copies of all minutes, resolutions in writing and actions in lieu of meeting of its boards of directors since January 1, 2012 and any committees thereof (other than advisory and special committees thereof) since January 1, 2014, which in all material respects accurately reflect all transactions referred to in such minutes, resolutions in writing and actions in lieu of meeting.

SECTION 3.09.            Capitalization.

(a)           All Participation Interests issued by the Target have been duly authorized, validly issued and fully paid, and are non-assessable and free and clear of Liens.  The Target does not have any convertible securities, options, warrants or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional capital stock (other than the 5% Issuance).

(b)           The Sale Participation Interests comprise 75% of the Participation Interests (prior to the 5% Issuance).

(c)           All of the participation interests, capital stock, share capital or units of each Acquired Company have been duly authorized and are validly issued, fully paid and non-assessable and are free and clear of all Liens (other than Liens arising under their respective Organizational Documents).  No one other than an Acquired Company has any legal interest in the capital stock of an Acquired Company except as set forth in Schedule 1.01(a) to this Agreement.  No Acquired Company has any convertible securities, options, warrants or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or share capital or its other securities (other than the Target in respect of the 5% Issuance).

SECTION 3.10.            No Default; Permits; Compliance with Applicable Law.

(a)           No Acquired Company is in default or violation of any term, condition or provision of its Organizational Documents.  No Acquired Company is in default or violation of any term, condition or provision of (i) any Contracts to which it is a party or (ii) any Applicable Law; except where such defaults or violations (individually or in aggregate) would not likely give rise to Losses to the Acquired Companies in excess of USD 2,000,000.

(b)           Schedule 3.10(b) to the Disclosure Schedule sets forth, with all material details, all material Permits held by each Acquired Company which are required by Applicable Law to conduct the business as currently conducted or currently proposed to be conducted.  Each such material Permit has been duly obtained, is validly issued, and is in full force and effect.  No Acquired Company is in violation of any such Permit, all such Permits are in full force and effect, no suspension or cancellation of any such Permit has occurred, and no outstanding notice from a Governmental Authority alleging a material violation of any such Permit or otherwise indicating prospective termination of any such Permit (other than termination as scheduled under the terms of such Permit) has been received.  The requisite documents required to be filed with the relevant Governmental Entity for the renewal of any material Permit required by Applicable Law to conduct the business of any Acquired Company as currently conducted or currently proposed to be conducted have been so filed.  For purposes hereof, a “material Permit” is a Permit the failure of which to maintain would likely give rise to Losses to the Acquired Companies in excess of USD 2,000,000.

(c)           No Acquired Company has received any written notice that would indicate that any Acquired Company is not currently in compliance in all material respects with all Applicable Laws or judgments given by any Governmental Authority.

SECTION 3.11.            No Other Agreements or Rights.

(a)           Except as set forth on Schedule 3.11 to the Disclosure Schedule, there are no Contracts with respect to: (i) the holding, voting or transfer of any Equity Interest of any Acquired Company or (ii) the right of any Person to nominate members of any board of directors or supervisory council or any like body of any Acquired Company.

(b)           No Person has any right of first refusal or pre-emptive rights in respect of the transfer of the Sale Participation Interests contemplated hereby.

SECTION 3.12.            Financial Statements.

(a)           With reference to the Seller Financial Statements:

(i)            such have been prepared in all material respects in accordance with US GAAP (except as disclosed in the notes thereto), and, on that basis, fairly present, in all material respects, the consolidated financial position, results of operations and cash flow of the Seller as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end, non-material audit adjustments and the absence of notes); and

(ii)           as of the respective dates of such financial statements, none of the Seller or its consolidated Subsidiaries had any liabilities (whether actual, contingent, unquantified or disputed) required in accordance with US GAAP to be reflected therein and not so reflected where such liabilities, in aggregate, would exceed USD 2,000,000.

(b)           With reference to the Acquired Companies Financial Statements prepared under RAS for each Acquired Company organized under the law of the Russian Federation:

(i)            each such Acquired Company has prepared such RAS financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the three-month period ending March 31, 2015, for the six-month period ending June 30, 2015 and as of Closing for the nine-month period ending September 2015; and

(ii)           each such financial statement has been prepared in conformity with RAS in all material respects.

(c)           (i)  With reference to the Acquired Companies Financial Statements prepared under IFRS (prepared solely in connection with the preparation of the Seller Financial Statements) for each Acquired Company organized under the law of the Republic of Kazakhstan:  (x) each such Acquired Company has prepared such IFRS financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the six-month period ending June 30, 2015, and as of Closing for the nine-month period ending September 2015; and (y) each such financial statement has been prepared in conformity with IFRS in all material respects on the basis of the materiality level required for the Seller Financial Statements for purposes of inclusion therein; and

(ii)           with reference to the Acquired Companies Financial Statements prepared under Kazakh accounting principles for each Acquired Company organized under the law of the Republic of Kazakhstan:  (x) each such Acquired Company has prepared such financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the three-month period ending March 31, 2015, for the six-month period ending June 30, 2015 and as of Closing for the nine-month period ending September 2015; and (y) each such financial statement has been prepared in conformity with such accounting principles in all material respects.

(d)           the Pro-Forma Financial Statements fairly presents, in all material respects, the consolidated financial position and consolidated results of operations of the Target for the six months ending June 30, 2015.  The Pro-Forma Financial Statements have been prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller Financial Statements.

(e)           With reference to the Management Accounts (including, as of Closing, the Management Accounts delivered from the date hereof to Closing pursuant to Section 6.05(d)):

(i)            such accounts fairly present the consolidated financial position, consolidated results of operations and cash flows of the Seller in all material respects as at the end of the financial period to which they relate; and

(ii)           such accounts have been prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller’s Financial Statements.

SECTION 3.13.            Working Capital.

(a)           The Working Capital of the Acquired Companies as of June 30, 2015 was RUB 11,831 million and as of July 31, 2015 was RUB 11,653 million; and the calculation of such Working Capital (and the individual components of Working Capital) as set out in Schedule 3.13 is true and accurate and prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller Financial Statements.

SECTION 3.14.            Records.

(b)           All the material accounting records, statutory and other books and records, and other deeds, documents, records, data and information and the pension and benefit schemes (if any) of the Acquired Companies have been kept up to date in all material respects, properly, accurately and consistently completed in all material respects and are an accurate record in all material respects of all acts and transactions of the Acquired Companies (including pledges granted by any Acquired Company) and of all matters required by Applicable Law to be recorded or registered therein.

(c)           Seller and the Target have not, and no other Acquired Company has, received any application or request for rectification of any such registers and all of the foregoing and all documents needed to prove the relevant Acquired Company’s title to its assets (duly stamped where appropriate) are in the possession of the relevant Acquired Company.

SECTION 3.15.            Solvency.

(a)           Each Acquired Company and the Seller:  (i) owns property and assets having a fair valuation of not less than the aggregate amount of its debts (including Indebtedness and contingent liabilities); (ii) has share capital at least in the amount required under Russian law and has funds in an amount sufficient for its current business and operations; (iii) has not incurred, and does not intend to incur, debts (including Indebtedness and contingent liabilities) beyond its ability to pay as they mature; and (iv) in all material respects has paid its Indebtedness as such Indebtedness has come due.  No Acquired Company has ceased to carry on business.

(b)           No Acquired Company or the Seller:  (i) has been liquidated or dissolved, or is subject to a resolution to be liquidated or dissolved, and, to Seller’s Knowledge,  there is no action or request pending to accomplish such liquidation or dissolution; (ii) is bound as a party to any outstanding merger, combination or similar transactions; (iii) has been declared bankrupt or insolvent, and, to Seller’s Knowledge, there is no action or request pending to declare it bankrupt or insolvent; or (iv) is the subject to any order, petition or resolution with respect to insolvency or bankruptcy proceedings, appointment of a receiver or administrator, appointment of a trustee, or any similar actions or proceedings.  There has not been and there is not, in respect of an Acquired Company or any part of its business, any material unfulfilled or unsatisfied judgment or court order outstanding or any delay in the payment of any material obligation due for payment, or any circumstance that would reasonably be expected, in each case, to lead to any of the foregoing.

(c)           To Seller’s Knowledge, no Acquired Company is party to any transaction as a result of which any asset owned or used by the Acquired Companies is liable to be transferred or re-transferred pursuant to any legislation concerning insolvency nor is it party to any transaction which may otherwise be liable to be set aside or avoided for any reason.

(d)           With respect to any former Subsidiary of any Acquired Company (including a former Subsidiary that is no longer a Person due to liquidation, dissolution or merger) no Acquired Company has any liability or potential liability.

SECTION 3.16.            Absence of Certain Changes.  Since December 31, 2014, except as set out in the Seller Financial Statements or the SEC Documents (in each case, as available on the date hereof):

(a)           each Acquired Company has been operated only in the Ordinary Course of Business;

(b)           there has been no change in the business, condition (financial or otherwise), affairs, operations, assets or properties of any Acquired Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(c)           neither the business, operations or affairs nor any of the properties or assets of any Acquired Company has been affected by any occurrence or development (whether or not insured against) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(d)           no dividends or other distributions have been declared, paid or set aside for payment by any Acquired Company other than dividends that have been paid to the minority participants in certain Acquired Companies as set forth at Section 3.16 of the Disclosure Schedule (and, from the date hereof to Closing, other than as contemplated by Schedule 6.01(f));

(e)           no Acquired Company has changed its accounting principles, practices or methods, except as required by Applicable Law;

(f)            except in the Ordinary Course of Business, no Acquired Company has incurred or assumed or committed to incur or assume any material liability or obligation that remains outstanding, created or assumed any Lien (other than a Permitted Lien) on any of its assets, made or repaid any loan, advance or capital contribution to, or investment in, any other Person, or entered into any Material Contract; and

(g)           no Acquired Company has changed or made any Tax election, settled or compromised any Tax Liability, consented to any extension of waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, made any material amendment to any Tax Return or entered into any agreement to do any of the foregoing.

SECTION 3.17.            Litigation.

(a)           There is no injunction, writ, preliminary restraining order or order of any nature issued by a court, arbitrator, administrative agency or other Governmental Authority against or affecting Seller or any Acquired Company (or any of their respective properties, revenues or assets) directing that any of the transactions provided for in this Agreement or any of the other Transaction Documents not be consummated.

(b)           There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending against or, to Seller’s Knowledge, threatened against or affecting any Acquired Company or any of their properties, revenues or assets, and there are no circumstances that would reasonably be expected to give rise to any of the foregoing where, if such matter were adversely determined against the Acquired Company such would likely give rise to Losses to the Acquired Companies in excess of  USD 2,000,000.

SECTION 3.18.            Labor Matters.

(a)           Each Acquired Company has been and is in material compliance with Applicable Law relating to labor matters, including those laws respecting terms and conditions of employment and termination of employment.  There are no outstanding material complaints, charges or claims against any Acquired Company pending before any Governmental Authority relating to current or former employees of any Acquired Company.

(b)           To Seller’s Knowledge, none of the employees employed by any Acquired Company is represented by any labor union, works council or other labor representative or organization.  There is no Contract with or to a labor union, works council or other labor organization, including any collective bargaining agreements or other similar arrangement, in effect with respect to employees employed by any Acquired Company.

(c)           Neither the execution, delivery or performance of this Agreement or other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby will:  (i) entitle any current or former employee, consultant, director or shareholder of any Acquired Company to any payment from any Acquired Company; (ii) increase the amount of compensation due to any such employee, consultant, director or shareholder from any Acquired Company; or (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit due from any Acquired Company to any such employee, consultant, director or shareholder.

(d)           As of August 31, 2015 the Acquired Companies in aggregate had 1,111 full-time-equivalent employees.

SECTION 3.19.                    Employee Benefits Matters.

(a)           Each Acquired Company:  (i) makes all payments (of any kind) to their respective employees as salary payments pursuant to labor contracts in accordance with their terms; (ii) all such payments are made to employees in the jurisdiction of incorporations of the relevant Acquired Company; and (iii) from January 1, 2012 all Taxes payable by any

Acquired Company in connection with employee compensation have been fully and timely paid.

(b)           Except for pension payments required to be paid to the state under Applicable Law, no Acquired Company maintains or contributes to, or has any obligation to contribute to, or has any liability under any pension plan, retirement plan, benefit plan, severance or termination plan, or like plan providing benefits to any current or former employee, consultant or director of any Acquired Company or any current or former employee, consultant or director of any entity with respect to which any Acquired Company is a successor, or with respect to which any Acquired Company has any liability, direct or indirect.  Each Acquired Company has timely made full payment of all pension payments required to be paid to the state under the laws of its jurisdiction.

(c)           No Acquired Company has any share incentive, share option or profit sharing scheme, nor has any Acquired Company entered into any agreement to establish such scheme.

(d)           There are no employees employed by, or directors or officers of, any Acquired Company with an annual salary (excluding bonus) in excess of RUB 6 million.

(e)           Schedule 3.19(e) to the Disclosure Schedule includes complete and accurate copies of the rules and supporting documentation relating to any: (a) share incentive, share option, share trust, profit sharing, bonus or other incentive arrangements; or (b) scheme providing any bonus, commission or remuneration of any sort calculated by reference to turnover, profits, sales or performance for or affecting any employees, non-executive directors, consultants or workers of the Seller or their dependents together with full details of all awards and options and the total potential liability in respect of such awards or options.

(f)            Schedule 3.19(f) to the Disclosure Schedule contains complete and accurate description of all compensation amounts or benefits to which any employee, non-executive director, consultant or worker or any former employee, non-executive director, consultant or worker of the Acquired Companies or any of their respective dependents will become entitled upon Closing, including details of arrangements with them.

SECTION 3.20.            Taxes.

(a)           Each Acquired Company has timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of such Acquired Company) required to be filed by them under Applicable Law and have paid all amounts due from them in respect of Taxes (whether or not actually shown on such Tax Returns).  All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by any Tax laws, regulations or rules of any applicable jurisdiction or Governmental Authority.

(b)           As of the date hereof, no Acquired Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns; and the normal statute of limitations period during which any assessment against any Acquired Company may be made by an appropriate Governmental Authority has expired without waiver or extension of each such period and for each such authority.

(c)           No claim has ever been made by any Governmental Authority in a jurisdiction that any Acquired Company is or may be subject to a Tax in that jurisdiction but with respect to which such Acquired Company has not previously filed a Tax Return.

(d)           There are no Liens with respect to any Taxes upon any of the assets and properties of any Acquired Company.

(e)           Each Acquired Company has paid in full all Taxes for the periods covered by such Tax Returns, as well as all other Taxes that have become due or payable (including all Taxes that the Acquired Companies are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, independent contractors, creditors, shareholders and third parties).  Each Acquired Company has made, without limitation, all Tax payments currently due; no Acquired Company has deferred the payment of any Tax obligation such as would give rise to any obligation after Closing.  There is currently no liability, and as of the Closing Date there will be no liability for, any Tax of any Acquired Company for the six months ended June 30, 2015, the nine months ended September 30, 2015, the twelve months ended December 31, 2014, or any prior year.

(f)            No agreements relating to allocating or sharing of Taxes exist or have existed among any Acquired Company or any other Person.  No Acquired Company has been a member of another affiliated group filing a combined or consolidated Tax Return in any jurisdiction.

(g)           There are no Tax (or foreign currency) audits or administrative or judicial proceedings pending or being conducted with respect to any Acquired Company in any jurisdiction by any Governmental Authority in which any Acquired Company has filed Tax Returns (or conducted transactions in foreign currency or foreign currency denominated assets).  No tax deficiencies have been asserted or assessed by a Governmental Authority in writing against any Acquired Company that has not been satisfied by payment, settled or withdrawn.

(h)           The basis for Tax purposes of each asset and liability of each Acquired Company is properly reflected in the tax accounting records of such Acquired Company as of June 30, 2015 or a more recent date.

(i)            Each Acquired Company has maintained the books and records required to be maintained pursuant to the Applicable Law of the countries, states, counties, provinces, localities and other political divisions where it is required to file Tax Returns and other reports relating to Taxes.  Each Acquired Company has maintained all licenses, permissions and documentation required by Applicable Law with respect to transactions involving foreign currency or assets denominated in foreign currency.

SECTION 3.21.            Real Property; Owned Property.

(a)           Schedule 3.21(a) to the Disclosure Schedule sets forth a complete and accurate list of each parcel of real property (and the completed buildings or other infrastructure and constructions thereon) owned by the Acquired Companies, which is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently proposed to be conducted by the Acquired Companies (each an “Owned Property” and, collectively, the “Owned Properties”) and the following information with respect to each such property:  (i) the correct street address of the Owned Property; (ii) the owner of the Owned Property; (iii) the square meters of the Owned Property (both of land plots and buildings thereon); (iv) the date of the primary instrument pursuant to which the Acquired Company has acquired its title to the Owned Property; (v) a brief description of the current use of such Owned Property; and (vi) a brief description of any Lien on the Owned Property.

(b)           The Acquired Companies have good and marketable title to all of the Owned Properties, free and clear of all Liens other than Permitted Liens, none of which materially interfere with the relevant Acquired Company’s use, or materially detract from the value of, or marketability of, the Owned Properties.

(c)           Schedule 3.21(c) to the Disclosure Schedule sets forth a complete and accurate list of each lease or other agreement by which any Acquired Company uses or occupies or has the right to use or occupy any real property, which is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently proposed to be conducted by the Acquired Companies (collectively, the “Tenant Leases”), entered into by any Acquired Company, as a tenant or subtenant or licensee or comparable party, and the following information with respect to each related property (each such property a “Leased Property”): (i) the correct street address of the Leased Property; (ii) a brief description of the exact right of the Acquired Company and date of the instrument pursuant to which that Acquired Company has obtained such right; (iii) the term (including renewal options); (iv) the current monthly rent; (v) a brief description of the use of the Leased Property; (vi) any lease which permits (or grants an option to) the lessor to terminate the lease prematurely or requiring payment of material consideration to the lessor; (vii) any mortgage or pledge of the leasehold interest; and (viii) whether such property has been subleased or similarly licensed to another party.  No Tenant Lease requires the consent or approval of the landlord thereunder or any other party to the transactions contemplated hereby.

(d)           Schedule 3.21(d) to the Disclosure Schedule sets forth a complete and accurate list of each lease (collectively, the “Landlord Leases”) entered into by any Acquired Company, as a landlord, and the following information with respect to each such property:  (i) the correct street address of the leased property; (ii) the term (including renewal options); (iii) the current annual or monthly rent; and (iv) a brief description of the use of the leased property.

(e)           The counterparties under the Tenant Leases and the Landlord Leases and the relevant Acquired Company, have each in all material respects performed all obligations on their respective parts required to have been performed with respect to all such leases and there exists no material default or event which, with the giving of notice and/or lapse of time or otherwise, would become a default on the part of such counterparties or the relevant Acquired Company under any such lease.

(f)            The relevant Acquired Company has good leasehold title to the real property which is the subject of the Tenant Leases, free and clear of any Liens other than Permitted Liens.  Each of the Tenant Leases and each of the Landlord Leases, together with all amendments and modifications thereto, is valid, binding and enforceable in accordance with its terms and is in full force and effect.

(g)           Each Owned Property and each Leased Property (collectively, the “Real Property”) is not subject to any governmental decree or order to be sold, nor is it being condemned, expropriated, or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(h)           The buildings and improvements on the Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, having regard to their state of development, ordinary wear and tear excepted, are in material compliance with all applicable building codes and are adequate and suitable for their current uses and purposes.  There are no physical conditions or defects on any part of the Real Property that would materially impair or would be reasonably expected to materially impair the current and planned use of such property by the Acquired Companies.

(i)            The relevant Acquired Company has obtained all material Permits required by Applicable Law for the present use and operation of each part of the Real Property and the uses being made of such Real Property are in conformity in all material respects with all such Permits for such property and any other restrictions, covenants or conditions affecting such property.

SECTION 3.22.            Equipment; Machinery.

(a)           Schedule 3.22(a) to the Disclosure Schedule sets forth:

(i)            a complete and accurate list of each item of machinery and equipment owned by any Acquired Company that had an original acquisition price in excess of RUB 50 million (or the equivalent thereof at such time of purchase) (the “Equipment”); and

(ii)           the current book value of each item of Equipment.

(b)           The relevant Acquired Company has good and marketable title to the Equipment, free and clear of all Liens other than Permitted Liens, none of which materially interfere with its use, or materially detract from the value of, or marketability of, the Equipment.

(c)           The Equipment is in reasonably proper condition and state of repair and has been regularly and properly maintained, complies in all material respects with all statutes and regulations applicable thereto and is in all material respects suitable for and capable of the work and operations for which the Equipment is used in the business of the Acquired Companies. There are no physical conditions or defects on any part of the Equipment that would materially impair or would be reasonably expected to materially impair the use of the Equipment.

(d)           There are no rights of first refusal, options to purchase, purchase agreements or substantially similar arrangements in effect with respect to the Equipment.

SECTION 3.23.            Intellectual Property.

(a)           Schedule 3.23(a) to the Disclosure Schedule sets forth:  (i) a complete and accurate list of all registered and applied for Acquired Company Intellectual Property (including the application and/or registration number and the name under which each registration and application has been filed); (ii) all material Software that comprises any part of the Acquired Company Intellectual Property (other than commercially available off the shelf or shrink wrap software) and all agreements respecting the same; (iii) all agreements under which any Acquired Company uses Acquired Company Intellectual Property not owned exclusively by any Acquired Company (other than agreements for the Programming or Software); and (iv) a complete and accurate list of all Acquired Company Intellectual Property as of the date hereof with regard to Prime Programming to be broadcasted between June 30, 2015 and December 31, 2017 (including the content of such Prime Programming, term, broadcasting rights (including territory, language and medium arrangements, terms of assignment and payment terms), which Prime Programming remains in place as of Closing.

(b)           The Acquired Company Intellectual Property set forth on Schedule 3.23(a) to the Disclosure Schedule constitutes all of the Intellectual Property (other than with regard to the Programming) that is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently anticipated to be conducted by such Acquired Company during the year following the Closing Date.

(c)           The Acquired Companies own, license or otherwise possess the necessary rights, free and clear of all Liens other than Permitted Liens, to use the Acquired Company Intellectual Property.

(d)           The Acquired Companies have taken all requisite steps to register all registrable Acquired Company Intellectual Property with the applicable authorities in all jurisdictions in which any Acquired Company does business.

(e)           The Acquired Company Intellectual Property that is owned by any Acquired Company is valid and enforceable.  There is no pending action, suit, proceeding or investigation, or, to Seller’s Knowledge, threatened assertion or claim in writing, challenging the validity or enforceability of, or contesting any Acquired Company’s rights with respect to, any of the Acquired Company Intellectual Property that is owned by any Acquired Company or any agreements relating thereto.  No Acquired Company Intellectual Property that is owned by any Acquired Company is subject to any order, judgment, determination or award by any Governmental Authority restricting the use of such Acquired Company Intellectual Property or that would impair the validity or enforceability of such Acquired Company Intellectual Property.

(f)            Seller and the Target and, to Seller’s Knowledge, other Acquired Companies have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the material Trade Secrets that comprise any part of the Acquired Company Intellectual Property and all use by each Acquired Company of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

(g)           The Acquired Companies’ use of any Acquired Company Intellectual Property or the conduct of their respective business as currently conducted or as currently proposed to be conducted does not infringe upon, misappropriate, violate or conflict in any way with the Intellectual Property of any third party, and there is no pending action, suit, proceeding or investigation, or, to Seller’s Knowledge, threatened assertion or claim in writing, asserting or claiming any such infringement, misappropriation, violation or conflict.

(h)           To Seller’s Knowledge, there are no unauthorized uses, disclosures, infringements or misappropriations by any third party of any Acquired Company Intellectual Property that is owned by any Acquired Company or any breaches by any third party of any licenses or agreements involving Acquired Company Intellectual Property that is owned by any Acquired Company.

SECTION 3.24.            Material Contracts.

(a)           Schedule 3.24 to the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (other than the Related Party Agreements set forth on Schedule 3.30 to the Disclosure Schedule, the Tenant Leases set forth on Schedule 3.21(c) to the Disclosure Schedule and the Landlord Leases set forth on Schedule 3.21(d) to the Disclosure Schedule).

(b)           The Seller has delivered to the Purchaser accurate and complete copies of all such written Material Contracts and has delivered to the Purchaser a written description of each oral Material Contract.  Each Material Contract has been duly authorized, is in full force and effect, has not been subject to any material amendment not disclosed to the Purchaser and (assuming due and valid authorization, execution and delivery thereof by a counterparty thereto) is valid, binding on, and enforceable by the relevant Acquired Company, in accordance with its terms.  No Acquired Company has breached, or is in default in the observance or the performance of any term or obligation to be performed by it under, any Material Contract, nor has any event occurred or not occurred through an Acquired Company’s or, to Seller’s Knowledge, a third party’s action or inaction which, with the giving of notice or the lapse of time or both, would constitute a default by any Acquired Company under, any Material Contract, nor has any Acquired Company received any notices or claims concerning any of the foregoing, in each case where such breach or default could lead to an acceleration of rights, termination or material liability for damages or other legal or equitable relief under the terms of such Material Contract.  To Seller’s Knowledge, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract, and no event has occurred which, with the giving of notice or lapse of time or both, would constitute any such default.

(c)           No tender, quotation or offer made by any Acquired Company is capable of giving rise to a Material Contract merely by an order or acceptance by or other action of any third party.

(d)           No Acquired Company is party to a Contract in the nature of a foreign currency or interest hedging or derivative Contract.

SECTION 3.25.            Debts, Creditors Accounts Receivable and Indebtedness.

(a)           There are no material amounts (i.e., an amount in excess of RUB 50 million or the equivalent thereof as of the date hereof) payable (but not yet due) by any Acquired Company to any third parties, other than as reflected in the Acquired Companies Financial Statements or as disclosed in Schedule 3.25(a) to the Disclosure Schedule.

(b)           No amount owing by any Acquired Company to any Person, where the aggregate amount owed by such Acquired Company to such Person exceeds RUB 20 million or the equivalent thereof as of the date hereof, is overdue for payment.

(c)           All notes and accounts receivable of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts (except as otherwise stated in the Acquired Companies Financial Statements).  To Seller’s Knowledge, no circumstance exists which would enable any third party to withhold or delay any material payment (i.e., an amount in excess of RUB 20 million or the equivalent thereof as of the date hereof) to any Acquired Company or cause any supplier to withhold or delay delivery of any material property or the provision of any service to any Acquired Company.

(d)           Other than any Indebtedness of an Acquired Company to another Acquired Company, the only Indebtedness of the Acquired Companies is the Indebtedness of Teleradiokompaniya 31 Channel LLP  in aggregate principal amount of USD 1,500,000 and (as of the date hereof only) any Indebtedness under the Overdraft Facility.

SECTION 3.26.            EHS Law.

(a)           The Acquired Companies and their properties and assets have been and are in material compliance with all Applicable Law relating to:  (i) protection, preservation or cleanup of the environment (including air, water and soil) or natural resources; (ii) chemical substances, or toxic, hazardous or deleterious materials, wastes or agents, including asbestos, polychlorinated biphenyls and petroleum or petroleum products (hereinafter “Hazardous Substances”); (iii) the proper storage or warehousing of goods and materials, including Hazardous Substances; or (iv) health, safety, fire prevention and sanitation (hereinafter “EHS Laws”).

(b)           There is no pending proceeding or claim against, and no outstanding notice or complaint issued by a Governmental Authority to, any Acquired Company relating to:  (i) noncompliance with EHS Laws, (ii) liabilities or obligations arising under EHS Laws or relating to Hazardous Substance or (iii) improper storage of good and materials.

(c)           There are no conditions or circumstances, including the presence or release of any Hazardous Substances (whether or not on the property of any Acquired Company) and the conditions and circumstances under which the Acquired Companies store goods and materials, reasonably anticipated to result in material liabilities or obligations to any Acquired Company pursuant to EHS Laws.

(d)           No Acquired Company has assumed, by contract or by operation of law or otherwise, any liabilities or obligations of third parties arising under EHS Laws or relating to Hazardous Substances.

SECTION 3.27.            Insurance.  Schedule 3.27 to the Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith, the scope and amount of the coverage provided thereunder and the identity of the insurer issuing such policies) in force relating to properties (including Real Property), equipment and machinery (including Equipment) owned and leased, and the operations conducted, by Acquired Companies.  All such policies are in full force and effect; all premiums with respect thereto have been paid; and no notice of cancellation or termination has been received with respect to any such policy.  There are no claims by any Acquired Company against any of the policies as to which any insurance company is denying liability or defending under a reservation of rights clause.

SECTION 3.28.            Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Acquired

Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

SECTION 3.29.            Assets.

(a)           Title.  Each Acquired Company has full legal and beneficial title to, or has valid leases in respect of, and is in possession and control of, all assets of such Acquired Company included as assets in the Acquired Company’s June 30, 2015 financial statements or which were acquired by such Acquired Company since June 30, 2015, except for assets which were disposed of in the Ordinary Course of Business after June 30, 2015 (the “Assets”).

(b)           Liens.  Except as disclosed in Schedule 3.29 to the Disclosure Schedule, no Acquired Company has created or agreed to create any outstanding Lien (except Permitted Liens) over or enter into any factoring arrangement in relation to its interest in any of the Assets and all of the Assets are free from any hire or hire purchase agreement, conditional sale or credit sale agreement, leasing or rental agreement or agreement for payment on deferred terms (other than, for the avoidance of doubt, an agreement by virtue of which the Acquired Company has possession of the Assets).

(c)           Assets Required for Business.  The Assets (including Real Property, Equipment and the Acquired Company Intellectual Property (other than the Programming)) comprise assets that suffice to carry out the business of the Acquired Companies in the manner and to the extent to which it is currently conducted.

SECTION 3.30.            Related Party Transactions.

(a)           Schedule 3.30 to the Disclosure Schedule is a complete and accurate list of each shareholder, member, partner, director, officer, employee, or other Affiliate of any Acquired Company who or which is, directly or indirectly, a party to any transaction with any Acquired Company (other than employment compensation in the Ordinary Course of Business) entered into since December 31, 2013 that constitutes an interested party transaction pursuant to the Russian Applicable Law (“Related Party Transaction”) where such transaction (or series of related transactions) had or has value or possible value in excess of RUB 5,000,000 (or the equivalent thereof in any other currency).

(b)           Schedule 3.30 to the Disclosure Schedule sets forth a brief description of each Related Party Transaction, including any contract, agreement, understanding, commitment, guarantee or other arrangement providing for the furnishing of services, extension of credit or rental of real or personal property from, or otherwise requiring payments to or from, any such Person.

(c)           Each Acquired Company has taken all corporate actions required by Applicable Law and its Organizational Documents with respect to any Related Party Transaction to which it is a party.

(d)           No Acquired Company has any outstanding liabilities or commitments (monetary or otherwise) to, or is a party in a Contract with, the Seller or any of its Subsidiaries (other than an Acquired Company) or any Principal Shareholder.

SECTION 3.31.            Broadcasting, Transmission, Computer Systems.

(a)           All equipment used for broadcasting or transmission of the signal of any Acquired Company including digital broadcasting and internet access to the Programming of any Acquired Company, including material computer hardware and material software and related materials used in or necessary for the Acquired Companies’ business (collectively, the “Broadcasting & Computer System”) is in good working order and condition and is sufficient for the purposes for which it is used.

(b)           No material capital expenditures with respect to the Broadcasting & Computer System are currently planned or are necessary to use the Broadcasting &Computer System (including for the roll-out of the television digital multiplex services).  Total capital expenditure in respect of the planned upgrading of the broadcasting facilities of the Acquired Companies is not expected to exceed US$ 20,000,000 (twenty million US dollars) and is expected to be carried out, and such expenditure made, in 2016-2017.

(c)           The use of the Broadcasting & Computer System (including any software modifications) does not conflict with or infringe in any material respect the rights of any third party, and no Person is challenging, infringing or otherwise violating the rights of the Acquired Companies with respect to the Broadcasting & Computer System.

SECTION 3.32.            Powers of Attorney.  There are no outstanding general, special or other powers of attorney executed on behalf of any Acquired Company that is not held by an employee of an Acquired Company.

SECTION 3.33.            Opinion of Financial Advisor.  The Seller Board has received a letter setting forth the informal recommendation of Xenon Capital Partners on or prior to the date of this Agreement, to the effect that, as of the date of such letter and subject to the matters set forth therein, the Purchase Price in respect of the Sale Participation Interests to be received by the Seller pursuant to this Agreement is within a range of reasonableness, a signed copy of which letter has been delivered to Purchaser for informational purposes.  The recommendation set forth in such letter has not been withdrawn or materially modified.

SECTION 3.34.            5% Issuance.  Upon Closing, the 5% Resolution has been duly authorized and executed by Seller and, assuming due execution of the 5% Resolution by Purchaser, the Target will be duly authorized to carry out the 5% Issuance.

ARTICLE IV

APPLICATION OF REPRESENTATIONS AND WARRANTIES

SECTION 4.01.            Survival.  The Critical Warranties shall remain in full force and effect notwithstanding Closing until the expiration of the applicable statutes of limitation.  All Warranties other than the Critical Warranties shall terminate at Closing.

SECTION 4.02.            Qualifying Disclosure.  The Warranties are qualified to the extent of those matters Fairly Disclosed in:  (i) the SEC Documents (but excluding any forward-looking disclosures of a generic, non-specific nature set forth in any risk factor section, any disclosure in any section relating to generic, non-specific forward-looking statements and any other generic, non-specific disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature)provided that in no event shall any disclosure in such SEC Documents qualify or limit the Critical Warranties; or (ii) the corresponding section of the Disclosure Schedule or

Supplemental Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Disclosure Schedule or Supplemental Disclosure Schedule shall be deemed to apply to and qualify the Warranty to which it corresponds in number and each other Warranty to the extent that it is reasonably apparent on its face that such information is relevant to such other Warranty).  For purposes hereof, “Fairly Disclosed” means disclosed in such a manner and in such detail as to enable a reasonable buyer to make an accurate assessment of the matter concerned.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The representations and warranties set out in this Article V shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing.  The Purchaser represents and warrants to Seller as follows:

SECTION 5.01.            Organization.

(a)           It is duly organized and validly existing under the laws of its jurisdiction of organization.

(b)           Purchaser has all necessary corporate, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement and such other Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized on the part of the Purchaser, and no other proceedings (corporate or otherwise) on its part are necessary to authorize the execution and delivery by it of this Agreement or such other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby.

(c)           This Agreement has been duly executed and delivered by Purchaser, and (assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, and each other Transaction Document to which it is a party, when executed and delivered (assuming due and valid authorization, execution and delivery thereof by the Seller), will constitute a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditor’s rights generally, and availability of injunctive relief  or other equitable remedies).

SECTION 5.02.            No Violations.  The execution, delivery or performance of this Agreement by it or the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of its Organizational Documents, (b) conflict with or violate any Applicable Law or (c) result in any violation, breach, conflict, default or event of default under the terms of any contract to which it is a party.

SECTION 5.03.            Consents.  As of the Closing Date, all consents required to be made or obtained by it in connection with (a) the execution or enforceability of this Agreement or (b) the consummation by it of any of the transactions contemplated herein have been obtained and are in full force and effect.

SECTION 5.04.            Available Funds.  Purchaser has cash currently available or has existing equity investment commitments which together are sufficient to enable it to consummate the Contemplated Acquisition.  Such cash resources and financing will be available to Purchaser on a timely basis to consummate the Contemplated Acquisition, and Purchaser knows of no fact or circumstance that would cause such financing to be unavailable on such basis.

SECTION 5.05.            Information Supplied.  None of the information to be supplied by Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to Seller Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading..

SECTION 5.06.            Compliance Matters. (a)    Purchaser is not prohibited and it is not unlawful for it to enter into or perform its obligations under this Agreement or any other Transaction Document, including under any laws or regulations, economic sanctions, trade embargos, export or import bans, limitations on trading or financing, or similar measures imposed by the United Nations, the Russian Federation, the United States (including U.S. 31 C.F.R. part 589), the European Union (including Council Regulation (EU) Nos 208/2014 or 833/2014 ) (collectively “Sanctions”).

(b)           Neither Purchaser, nor any Person as of the date hereof or as of the Closing Date having a direct or indirect beneficial interest in Purchaser, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in Annex I to the United States Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (each a “Government List”) or otherwise has been named as a Person with whom trading or financing is banned or restricted under any Sanctions (a “Restricted Person”).

(c)           In connection with this Agreement or the performance of its obligations hereunder, Purchaser will not be conducting any business or obtaining any funds or assets from a Restricted Person.

(d)           Purchaser has in connection with the Contemplated Acquisition complied with all Applicable Laws addressing money laundering, terrorism financing, fraud or other corrupt or illegal purposes in each jurisdiction in which Purchaser conducts its business and no action or proceeding by or before any Governmental Authority against or affecting Purchaser, any assets or properties of Purchaser with respect to any such Applicable Laws or guidelines is pending or, to the knowledge of Purchaser, threatened.

(e)           Neither Purchaser nor any of its ultimate beneficial owners, nor any of its or their officers, directors or authorised employees while acting on behalf of Purchaser in connection with the Contemplated Acquisition, has directly, or indirectly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of any of Government Official or other Person for the purpose, in connection with the Contemplated Acquisition, of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, or (v) assisting Purchaser in obtaining or retaining business for or with, or directing business to another Person.  Without limiting the generality of the foregoing, Purchaser has not, in connection with the Contemplated Acquisition, violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Anti-Bribery Act or any related or similar law, without regard to whether Purchaser is subject to those laws.

(f)                                   The Purchaser is incorporated under the laws of the Russian Federation and, as of Closing, is beneficially wholly-owned by Russian nationals, none of whom are nationals of any country other than the Russian Federation.

ARTICLE VI

COVENANTS

SECTION 6.01.                                   Conduct of Business and Leakage.  During the period between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or as otherwise agreed to in writing by the Purchaser, the Seller agrees to cause the Acquired Companies to act in the following manner:

(a)                                 subject to clauses (b), (c) and (d) below, the respective businesses of each Acquired Company shall be conducted only in the Ordinary Course of Business, and accordingly Seller shall each use its reasonable best efforts, in respect of each Acquired Company, to preserve substantially intact its current business organizations, to continue to procure Acquired Company Intellectual Property for Programming, to keep available the services of its current officers and employees and to preserve its relationships with significant Governmental Authorities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Acquired Companies;

(b)                                 not to take any action that results in any breach of, or constitutes a default (or an event which with notice or lapse of time or both would become a default under) or results in the creation of a Lien upon any of the material properties or assets of any Acquired Company;

(c)                                  not to take any action that results in the violation of the terms of any material Permit, and take all reasonable action to timely renew any expiring material Permit prior to its scheduled termination;

(d)                                 pay its debts generally as they come due in the Ordinary Course of Business;

(e)                                  carry out the Programming Plan in accordance with its terms; and

(f)                                   without limiting the generality of the foregoing clauses (a) through (e), without Purchaser’s consent, not permit any of the Acquired Companies to:

(i)                                     take any action that results in any Leakage other than the Permitted Leakage;

(ii)                                  amend or otherwise modify the Organizational Documents of any Acquired Company other than adopting and registering the Target’s New Charter;

(iii)                               issue, sell, pledge, dispose, encumber or grant any shares, or any options, warrants, convertible securities or other Equity Interests or other rights of any kind to acquire any such shares of capital stock or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock;

(iv)                              take any action in respect of the Equity Interests of any Acquired Company, including to undertake or permit or facilitate any action which would result in the shareholding or voting power of any Person in any of the Acquired Companies being different to that which exists as at the date hereof;

(v)                                 (A) other than in the Ordinary Course of Business, increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of the Acquired Companies or grant any incentive compensation awards to employees, directors or executive officers of the Acquired Companies, (B) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Acquired Companies, (C) enter into, terminate or renew any employment agreement with any employee or executive officer of the Acquired Companies in the case of any employment agreement which contemplates annual remuneration in excess of RUB 5,000,000 (or the equivalent thereof in any other currency), (D) enter into any new, or amend any existing, collective bargaining agreement covering employees of the Acquired Companies or (E) increase the aggregate employee headcount of the Acquired Companies as of the date hereof;

(vi)                              forgive any loans to employees, officers or directors of the Acquired Companies or to any affiliated or related persons of such employee, officer or director;

(vii)                           grant, accelerate the vesting of, confer or award options, convertible securities, restricted stock, restricted stock units, performance stock units, stock appreciation rights or other rights to acquire any capital stock or any equity-based award to any employee, officer or director of the Acquired Companies based in whole or in part on capital stock, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option or other equity-based award of any employee, officer or director of the Acquired Companies under any existing plan; provided, however, for the avoidance of doubt, that the foregoing shall in no manner restrict the ability of the Seller to make any payments to, or satisfy any equity awards in respect of, employees of the Acquired Companies consistent with the disclosure made in respect thereof under the Warranty set out at Section 3.19(e);

(viii)                        acquire (including by merger, consolidation, or acquisition of stock or assets) any ownership interests in any corporation, partnership, limited liability company, other business organization or any division thereof;

(ix)                              other than pursuant to an existing disclosed Material Contract:  dispose of, transfer, lease, license, mortgage, pledge, encumber or subject to a Lien material assets other than in respect of such assets having an aggregate book value and an aggregate fair market value of less than RUB 50,000,000 (or the equivalent thereof in any other currency) (such book value as calculated under RAS, or in the case of the assets of the Acquired Companies organized under the laws of Kazakhstan, IFRS) and which are otherwise not material to the conduct of the Business;

(x)                                 dispose of, transfer, lease, license, mortgage, pledge or encumber any Intellectual Property other than in the Ordinary Course of Business;

(xi)                              incur any Indebtedness other than pursuant to the Overdraft Facility;

(xii)                           loan, advance, invest or make a capital contribution to or in any Person other than another Acquired Company;

(xiii)                        make any material expenditure (i.e., singly or in aggregate of more than RUB 50,000,000 (or the equivalent thereof in any other currency)) outside the Acquired Companies Cash Flow Budgets;

(xiv)                       amend, cancel, terminate, waive or release any material rights or claims or assign any rights or claims with respect to, any Material Contract or fail to comply with the material terms of any Material Contract or take any action that gives rise to a default, event of default or a basis for termination under any Material Contract; or enter into any Contract which, if entered into prior to the date hereof, would be a Material Contract; and for purposes of this paragraph (xiv) any Contract relating to Prime Programming is deemed a Material Contract;

(xv)                          make any material change in accounting principles, policies, practices, procedures or methods in effect at December 31, 2014, except as required by (A) US GAAP, RAS or IFRS (as the case may be), or (B) a change in Applicable Law;

(xvi)                       waive, release, assign, settle or compromise any (A) action brought by any Governmental Authority (other than any Tax claims made in the ordinary course) or (B) claims, liabilities or obligations arising out of, related to or in connection with litigation other than for compromises, settlements or agreements that involve only the payment of monetary damages not in excess of USD 500,000 (or the equivalent thereof in any other currency);

(xvii)                    take any steps which result, or may result, in a change of residence of any Acquired Company for Tax purposes;

(xviii)                 except as required by Applicable Law, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, incur any material Tax liability outside the Ordinary Course of Business, or settle or compromise any material Tax liability;

(xix)                       fail to maintain in full force and effect existing material insurance coverage;

(xx)                          adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company (other than any such contemplated action that is described in the Disclosure Schedule);

(xxi)                       enter into, modify or terminate any transactions or Contracts with the Seller or any of its Subsidiaries (other than an Acquired Company); or

(xxii)                    enter into any Contract to do any of the foregoing.

(g)                                  Notwithstanding the foregoing, nothing in this Article VI is intended to give Purchaser directly or indirectly the right to control or direct the business or operations of any Acquired Company at any time prior to Closing.  Prior to the Closing, the Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

SECTION 6.02.                                   Stockholder Meeting; Proxy Statement.

(a)                                 Preparation and Filing of Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than 30 calendar days after the date hereof), the Seller shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 6.03(c) and Section 6.03(d), the Proxy Statement shall include the Seller Board Recommendation with respect to Contemplated Acquisition.  Seller shall promptly notify Purchaser upon the receipt of any comments or other correspondence from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) regarding the Proxy Statement, including with respect to amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all material correspondence between Seller and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  Seller shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or any request from the SEC for amendments or supplements with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable.  The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Seller shall provide Purchaser a reasonable opportunity to review and to propose comments on such document or response and shall consider any such comments in good faith.

(b)                                 Covenants of Seller with Respect to the Proxy Statement.  Seller shall cause the Proxy Statement, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Seller shall have no obligation pursuant to this Section 6.02(b) with respect to any of the Purchaser Information.

(c)                                  Covenants of Purchaser with Respect to the Proxy Statement.  Purchaser shall furnish to Seller all information (the “Purchaser Information”) concerning Purchaser requested by Seller in connection with the Proxy Statement and required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with Seller in the preparation of the Proxy Statement and the resolution of comments from the SEC.  The information relating to Purchaser at the time supplied by it to Seller for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Mailing of Proxy Statement; Stockholders’ Meeting.  Seller shall, as promptly as practicable (and in any event within five (5) New York Business Days following the Proxy Statement Clearance Date), (x) by resolutions of the Seller Board establish, in accordance with Applicable Law, the earliest reasonably practicable record date for a meeting of its stockholders, for the purpose of voting upon the Contemplated Acquisition (including any adjournment or postponement thereof, the “Stockholders’ Meeting”), (y) by resolutions of the Seller Board establish in accordance with Applicable Law the earliest reasonably practicable date for the Stockholders’ Meeting.  The Seller Board shall, as promptly as practicable after the record date established for the Stockholders’ Meeting, mail to the holders of Seller Common Stock as of such record date a Proxy Statement (such date of mailing, the “Proxy Date”).  Seller shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that Seller may postpone, recess or adjourn the Stockholders’ Meeting:  (i) with the consent of Purchaser, (ii) to solicit additional proxies in the event of an absence of affirmative votes representing the Requisite Stockholder Approval or (iii) to permit the filing and distribution of any supplemental or amended disclosure that the Seller Board has determined in good faith is required pursuant to Applicable Law.  Once Seller has established a record date for the Stockholders’ Meeting, Seller shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Purchaser, unless required to do so by Applicable Law.  Subject to the right of the Seller Board to effect a Change in Recommendation as permitted by Section 6.03(c) or Section 6.03(d), Seller shall use its reasonable best efforts to solicit proxies in favor of the Contemplated Acquisition and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with Applicable Laws and all rules of NASDAQ.  Notwithstanding anything herein to the contrary, Seller shall not be required to call, convene or hold a Stockholders’ Meeting after the termination of this Agreement in accordance Section 8.01.

(e)                                  Amendments to the Proxy Statement.  If at any time prior to the Stockholders’ Meeting any event or circumstance relating to Seller or Purchaser, or their respective officers or directors, is discovered by Seller or Purchaser, respectively, which pursuant to the Exchange Act should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other.  Each of Seller and Purchaser agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading.

SECTION 6.03.                                   Acquisition Proposals.

(a)                                 Except as permitted by this Section 6.03, from the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, Seller will not, nor shall it authorize or permit any of its Affiliates, not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.03, engage in negotiations or discussions with, or furnish any non-public information concerning any of the Acquired Companies or Seller to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing.  Seller shall, and shall cause its Affiliates to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal and (ii) promptly request that such Person return or destroy all confidential information provided by or on behalf of Seller or any of its Affiliates to any such Person.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that Seller receives an unsolicited written Acquisition Proposal from a Third Party (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.03), Seller and the Seller Board (or the Special Committee on behalf of the Seller Board) may, subject to compliance with this Section 6.03(b), engage in negotiations or substantive discussions with, or furnish any information and access to, any Third Party making such Acquisition Proposal if the Seller Board (or the Special Committee on behalf of the Seller Board) determines in good faith that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal; provided, that Seller shall comply with the provisions of Section 6.03(f); and provided, further, that (x) prior to furnishing any material nonpublic information, Seller receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Purchaser or is provided or made available to Purchaser substantially concurrently with it being so furnished to such Third Party.  Other than as provided in Section 6.03(c)(i)(B), Section 6.03(d) or Section 6.03(g), Seller shall not publicly announce the receipt of any Acquisition Proposal or any negotiations or discussions in connection with any Acquisition Proposal or otherwise publicly comment on any Acquisition Proposal.

(c)                                  Except as otherwise provided in the last sentence of this Section 6.03(c) and Section 6.03(d), the Seller Board shall not (i) (A) withdraw (or qualify or modify in any manner materially adverse to Purchaser), or publicly propose to withdraw (or so qualify or modify), the Seller Board Recommendation, (B) fail to publicly reaffirm the Seller Board Recommendation within ten (10) calendar days after Purchaser so requests in writing (which request may only be made once with respect to each Acquisition Proposal and each material modification thereto), (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) calendar days after the commencement of such Acquisition Proposal, or (D) approve, adopt or recommend any Acquisition Proposal or Alternative Acquisition Agreement or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Alternative Acquisition Agreement, or (E) publicly announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) allow Seller or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or would reasonably be expected to cause, Seller to abandon, terminate, materially delay or fail to consummate,  the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event a material development or material change in circumstances (other than an Acquisition Proposal) becomes known by the Seller Board after the signing of this Agreement, the Seller Board may make a Change in Recommendation under clause (i)(A) or (B) above if the Seller Board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of Seller under Applicable Law; provided, that (y) Seller has provided Purchaser eight calendar days prior written notice advising Purchaser that it intends to take such action and specifying, in reasonable detail, the reasons for such action (the “Notice of Change of Circumstance”) and (z) prior to effecting any such Change in Recommendation, Seller shall, and shall direct the Company’s legal advisors and the Special Committee’s financial advisors to, during such eight-calendar-day period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement that would allow the Seller Board not to make such Change in Recommendation consistent with its fiduciary duties.

(d)                                 At any time prior to receipt of the Requisite Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the Seller Board determines in good faith constitutes a Superior Proposal, Seller may terminate this Agreement pursuant to Section 8.01(c)(vi) and this Section 6.03(d); provided, however, that Seller shall not so terminate this Agreement unless (x) Seller has complied with its obligations set forth in Section 6.03(e),  (y) Seller pays or causes to be paid, to Purchaser the Termination Fee payable pursuant to Section 8.03(a) prior to or concurrently with, and as a condition to, such termination and (z) concurrently with such termination Seller enters into an Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be entitled to terminate this Agreement pursuant to Section 6.03(d), (x) unless Seller shall have provided to Purchaser eight calendar days prior written notice (the “Notice of Superior Proposal”) advising Purchaser that Seller intends to take such action (and summarizing the material terms and conditions of any such Superior Proposal) and a copy of the relevant proposed transaction agreement, and (y):

(i)                                     during such eight-calendar-day period, if requested by Purchaser, Seller shall, and shall have directed its outside legal counsel and the Special Committee’s financial advisors to, have engaged in good faith negotiations with Purchaser regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)                                  Seller shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Purchaser (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the last day of such eight-calendar-day period and the

Seller Board shall have determined in good faith that the Superior Proposal would still constitute a Superior Proposal if such Proposed Changed Terms were given effect.

For the avoidance of doubt, (A) if Purchaser timely makes an offer that, as determined in good faith by the Seller Board results in the applicable Acquisition Proposal no longer being a Superior Proposal, then Seller shall have no right to terminate this Agreement pursuant to Section 6.03(d) as a result of such Acquisition Proposal, and (B) any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Seller Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require Seller to deliver to Purchaser a new Notice of Superior Proposal and then follow the above procedures, except that the deadline for such new Notice of Superior Proposal and corresponding negotiation period shall be reduced to five calendar days.

(f)                                   Seller shall promptly (and in any event within 24 hours) advise Purchaser in writing in the event that Seller receives any Acquisition Proposal or any inquiry, proposal or request for information, or engages in any discussions or negotiations that would reasonably be expected to lead to an Acquisition Proposal, and in connection with such notice, provide to Purchaser the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal.  Seller shall keep Purchaser reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal (including any determination by the Seller Board pursuant to Section 6.03(b)) and (ii) provide to Purchaser as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof copies of any written amendment or any written material with respect to such Acquisition Proposal provided by or made to the Person making such an Acquisition Proposal or its Representatives.  Without limiting the foregoing, Seller shall promptly (and in any event within 24 hours) notify Purchaser in writing if it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(b).  Seller shall not, and shall cause its Subsidiaries not to, in any way contract with any Person subsequent to the date of this Agreement in a manner that would restrict the ability of Seller or any Subsidiary thereof to provide information to Purchaser as contemplated by this Agreement.

(g)                                  Nothing contained in this Agreement shall prohibit Seller or the Seller Board from (i) taking and disclosing any position or disclosing any information required under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to Seller’s Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with this Section 6.03.

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” shall mean any bona fide proposal or offer (other than a proposal or offer by Purchaser or any of its Affiliates) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction that, if consummated, would result in any Person other than (x) Seller or (y) Purchaser owning, directly or indirectly, any of the Equity Interests of any of the Acquired Companies held as of the date hereof directly or indirectly by the Seller; (ii) the acquisition in any manner, directly or indirectly, by any Third Party of beneficial ownership of any of the Equity Interests of any of the Acquired Companies; (iii) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning any of the Equity Interests of any of the Acquired Companies, (iv) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of any of the assets of any of the Acquired Companies (other than in the Ordinary Course of Business); or (v) any combination of the foregoing.

(ii)                                  “Superior Proposal” shall mean an Acquisition Proposal made by a Third Party as to which the Seller Board determines in good faith, and considering such factors as the Seller Board considers in good faith to be appropriate, is on terms that are superior to Seller than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

SECTION 6.04.                                   Access to Information

(a)                                 The Seller shall afford (and procure that the relevant Acquired Company shall afford) to the Purchaser’s officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours on reasonable notice throughout the period up to the Closing Date or the date of termination of this Agreement to the properties, Contracts, Permits, commitments, books and records of each Acquired Company and any report, schedule or other document filed or received by any Acquired Company pursuant to Applicable Laws and shall cause representatives of the Acquired Companies to furnish promptly such additional financial, tax and operating data and other information as to their businesses and properties as the Purchaser or its duly authorized representatives may, acting reasonably, from time to time request, including periodic such financial information as may be distributed to management of such Acquired Company and including information so as to monitor the cash flows of the Acquired Companies (and as such monitor the line items as set out in the Net Cash Flow Pro Forma attached in Schedule 1.01(d) and verify the monthly interim statements delivered under Section 6.05(d)(ii)).  The Seller shall cause relevant personnel, accountants and agents to be made available for review or interview by the Purchaser during normal business hours on reasonable notice.

(b)                                 The Purchaser shall have the right to appoint one (1) individual as an observer to the Target between the date hereof and the Closing Date (an “Observer”), who shall initially be Yulia Ershova.  Any Observer shall be informed about and entitled to attend any management and employee meetings of the Target or its Subsidiaries and to receive all information provided to the management or employees attending such meetings, as well as to attend and be admitted to any production or broadcasting facilities or premises of any Acquired Company within normal business hours, provided, however, that neither Seller, nor the Target or any of its Subsidiaries shall be under any obligation to provide the Observer with any information relating to an Acquisition Proposal or any access to any meeting during the time such Acquisition Proposal is discussed.  The Observer shall be entitled to discuss any operational matters related to the Business (other than any Acquisition Proposal) with the chief executive officer and chief financial officer of the Seller and all the line reports to the chief executive officer and chief financial officer.  The Observer shall be entitled to provide Purchaser’s consent on the matters specified in Section 6.01 and may authorize Leakage.

SECTION 6.05.                                   Notification of Certain Matters.

(a)                                 The Seller shall give prompt notice to the Purchaser, and Purchaser shall give prompt notice to Seller:  (i) of the occurrence or failure to occur of an event that would, or with the lapse of time would, cause any condition to closing specified in Article VII not to be satisfied by it; (ii) upon its receipt of any notice, complaint, or other written communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby; (iii) upon its receipt of any written notice of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and (iv) of any actions, suits, claims or proceedings filed or commenced against, relating to or involving or otherwise affecting such Party (or any of its Affiliates) that relate to this Agreement or the transactions contemplated hereby.  Any such notice shall describe the matter in reasonable detail.  The obligations of the Parties under this Section shall continue to Closing.

(b)                                 Promptly following distribution to or receipt from any regulatory and/or law enforcement agency, civil plaintiff or Seller Stockholder, as applicable, Seller shall provide Purchaser with all documents related to any communication or request for information, including any pleadings, court documents or correspondence, to or from any regulatory and/or law enforcement agency, civil plaintiff or Seller Stockholder regarding a violation or potential violation of any Applicable Law by Seller or any of its Affiliates, or any of their respective directors, officers, employees or Representatives, relating to this Agreement or the transactions contemplated hereby.

(c)                                  The Seller shall (and procure that the Target shall), on reasonable notice during normal business hours, promptly provide such information about the assets and business of the Target or its Subsidiaries and such other assistance as may reasonably be requested by Purchaser or its representative to enable Purchaser to make any required or appropriate applications, filings, submissions and/or responses to the relevant Governmental Entity in relation to the fulfillment of the Conditions in Section 7.02(d) and Section 7.02(g) (as applicable).

(d)                                 Within 25 calendar days after the end of each month between the date hereof and the Closing Date the Seller shall provide the Purchaser with:

(i)                                     the Management Accounts (substantially in the form of the July 2015 Management Accounts) in respect of the relevant month; and

(ii)                                  an interim statement of Net Cash Flows in the form of Schedule 1.01(d) in respect of the relevant month.

(e)                                  The Seller shall provide the Purchaser the Acquired Companies Financial Statements for the nine months ended September 30, 2015 when available but in any case by November 10, 2015.

(f)                                   The Seller shall promptly (and in any case within three calendar days) notify Purchaser of any drawdowns (and the intended application of the proceeds of such drawdowns) or repayments of the Overdraft Facility, or any amendment thereto, and shall promptly respond to Purchaser upon Purchaser making any inquiry as to the use of the Overdraft Facility.

SECTION 6.06.                                   Stockholder Litigation.  Without prejudice to Section 9.02(b), prior to the Closing Date, Seller shall give Purchaser reasonable opportunity to participate, at Purchaser’s expense, in the defense or settlement of any stockholder litigation against Seller (or an Affiliate thereof) and/or its directors relating to the transactions contemplated by this Agreement.

SECTION 6.07.                                   Public Announcement.  The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Seller and Purchaser.  Each Party agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of Seller or Purchaser (as applicable), except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the other relevant Party shall, to the extent practicable, be given the reasonable opportunity to review and comment on any such press release or other public announcement. Notwithstanding any other provision of this Agreement:  (i) no Party is required to consult with the other in connection with any such press release or public announcement if the Seller Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.07 shall not apply to any disclosure of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.

SECTION 6.08.                                   Confidentiality.

(a)                                 The Confidentiality Agreement shall terminate as of the Closing in respect of any information relating to the Acquired Companies.

(b)                                 From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other confidential information relating to the Acquired Companies, except that the foregoing requirements of this Section 6.08 shall not apply to the extent that any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by Applicable Law to be disclosed, provided the disclosing party shall furnish only that portion of the confidential information which, in the opinion of its counsel, it is legally required to disclose and, provided, further, that Seller provides Purchaser with written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses reasonable best efforts to seek confidential treatment of such information.

SECTION 6.09.                                   Exculpation.  Purchaser (on behalf of itself and its Affiliates) agrees not to rely on the opinion of Xenon Capital Partners or on Xenon Capital Partners’s analyses in making its decision to enter into this Agreement and the transactions contemplated hereby and, further, agrees:  (i) that neither Xenon Capital Partners nor any of its Affiliates or Representatives shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such party or any Person asserting claims on its behalf relating to, arising in any manner out of or in connection with the rendering of services in connection with this Agreement (including any related activities and services rendered prior to the date hereof) or Xenon Capital Partners’s role in connection therewith and (ii) not to bring any claims against Xenon Capital Partners or any of its Affiliates or Representatives arising out of its role in connection therewith.

SECTION 6.10.                                   Further Covenants of Purchaser.

(a)                                 Purchaser shall not sell or otherwise transfer (directly or indirectly, including through a change of control of Purchaser, whether through merger, sale of shares or other equity interests, or otherwise through a single transaction or series of related transactions) any Acquired Company (in whole or in part) to any Restricted Person.

(b)                                 In respect of the cash dividends declared, authorized, made or paid within the group of the Acquired Companies and to Seller as set out in Part A of Schedule 6.01(f) (“Permitted Dividends”), Purchaser undertakes not to (i) make any claim or institute or threaten any action or suit or otherwise challenge such declaration, authorization, making or payment of the Permitted Dividends, or (ii) make any filings to Tax or any other Governmental Authority inconsistent with treatment of the Permitted Dividends as dividends of such Acquired Companies or Seller, or (iii) otherwise take any action that would jeopardize the treatment of the Permitted Dividends as dividends of such Acquired Companies or Seller.

(c)                                  Following Closing, Purchaser shall furnish to Seller such information and assistance concerning the Target and other Acquired Companies as Seller may reasonably request from time to time in connection with the Seller’s reporting obligations under the Exchange Act and the rules and regulations promulgated thereunder, the preparation of the Seller’s financial statements and the preparation of any require filings in respect of Tax, and shall otherwise reasonably assist and cooperate with Seller in the preparation of such reporting, accounting and Tax matters.  The information relating to the Target and other Acquired Companies at the time supplied by it to Seller for inclusion in any report to be filed by the Seller with the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Purchaser shall procure that:

(i)                                     following the Closing, and until December 31, 2015:

(A)                               each Acquired Company carries on the Business in its Ordinary Course of Business and in accordance with the Acquired Companies Cash Flow Budgets;

(B)                               neither Purchaser nor any of its Affiliates shall frustrate or impede the operation of any Acquired Company for the purpose of decreasing or otherwise limiting the Actual Net Cash Flow or otherwise take any action (or omit to take any action) for the purpose of decreasing or otherwise limiting the Actual Net Cash Flow;

(C)                               no Acquired Company shall make any change to its policies on discounts, rebates, charge backs or allowances; and

(ii)                                  following the Closing, and until the Net Cash Flow Shortfall is finally determined pursuant to Section 2.01(d)(ii):

(A)                               the Seller may maintain an observer at the Target with the same rights as has the Observer under Section 6.04(b); and

(B)                               the Purchaser shall not make changes to the senior management of the Acquired Companies (unless a senior manager engages in egregious misconduct).

(e)                                  Without prejudice to Section 10.04 (Entire Agreement), Purchaser agrees that (in the absence of fraud) neither Purchaser nor any other Indemnified Person has any rights against any stockholder, director, officer, employee, agent, advisor or representative of Seller (in such capacity) (collectively, the “Released Persons”) based on, relating to or arising out of this Agreement or the ownership, use or operation of the Target or any other Acquired Company (but the provisions of this Section 6.10(e) do not apply, for the avoidance of doubt, in respect of any such person in acting in any capacity for any Acquired Company).  Effective at Closing Purchaser releases, remises and forever discharges each Released Person from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Purchaser or any of its Indemnified Persons might now or subsequently may have, based on, relating to or arising out of this Agreement or the ownership, use or operation of the Target or any other Acquired Company.

SECTION 6.11.                                   Further Actions.  Subject to the other express provisions of this Agreement, upon the request of any Party, the other Party shall use best reasonable efforts to undertake as soon as reasonably practicable (or procure the undertaking as soon as reasonably practicable of) all acts including executing and delivering (or procuring the execution and delivery of) all such other documents, instruments and agreements as may be reasonably necessary for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01.                                   Conditions Precedent to Obligations of each Party.  The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)                                 Seller Stockholder Approval.  The Requisite Stockholder Approval shall have been received.

(b)                                 No Injunctions.  No Governmental Agency shall have issued any order, decree or ruling, and there shall not be in effect any Applicable Law, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 7.02.                                   Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to pay the Purchase Price and to consummate the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions (unless any such condition is expressly waived, in whole or in part, by the Purchaser in writing):

(a)                                 Warranties.  Subject to Section 4.02, each of the Warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of such date (except to the extent that any such Warranty expressly speaks as of an earlier date, in which case such Warranty shall be true and correct as of such earlier date), except where the failure of such Warranties to be so true and correct, individually or in the aggregate, has not resulted and is not reasonably likely to result in a Loss of the Acquired Companies in excess of USD 10,000,000 or otherwise in a Material Adverse Effect.

(b)                                 No Material Adverse Effect.  Since the date hereof, no Material Adverse Effect has occurred.  There shall not be pending any Proceedings against any of the Parties or the Acquired Companies that could reasonably be expected to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Performance.  The Seller shall have performed and complied with the agreements, covenants, conditions and obligations required by this Agreement and the Transaction Documents to which the Seller is a party and required to be performed or complied with by the Seller at or before the Closing Date.

(d)                                 Transaction Documents.  The Seller shall have delivered to Purchaser duly executed copies of all Transaction Documents to which the Seller is a party.

(e)                                  APC Approval, FAS Approval and FSIL Approval.  The Purchaser shall have obtained the APC Approval, FAS Approval and FSIL Approval to the transactions contemplated by this Agreement, on terms and conditions satisfactory to the Purchaser.

(f)                                   Target’s New Charter.  Target’s New Charter shall have been duly adopted and properly registered with the competent Governmental Authority.

(g)                                  Confirmation of Cash.  Seller shall have delivered to Purchaser account statements from the banks holding the Cash Reserve and the Kazakh Cash confirming the cash amounts so held on deposit, such statements issued on the Closing Date.

(h)                                 Working Capital.  The Working Capital of the Acquired Companies, in the view of Purchaser (acting in good faith) in light of information received, is not reasonably likely to be, as of December 31, 2015, below RUB 10,648 million.

(i)                                     Overdraft Facility.  The amount outstanding under the Overdraft Facility is not more than RUB600 million, and the Acquired Companies have no Indebtedness other than under the Overdraft Facility and the Kazakh indebtedness contemplated by Section 2.01(c)(ii).

(j)                                    Change of Control.The Seller or an Acquired Company shall have obtained consents to the Contemplated Acquisition in respect of each of the Material Contracts listed in Section 3.06(c) of the Disclosure Schedule.

(k)                                 Guaranty of Management Incentive Plan. All guaranties by the Target of the obligations of the Seller in respect of the Seller’s Management Incentive Plan shall have been terminated or released.

(l)                                     Delivery of Confirmations of Beneficial Ownership of 2015 Dividends.  Confirmations substantially in the form set out in Schedule 7.02(l) in respect of dividends paid to Seller (i) in 2015 to the date hereof (within one week of the date hereof) and (ii) from the date hereof to the Closing Date (upon receipt of dividends) shall have been delivered to Purchaser.

SECTION 7.03.                                   Conditions Precedent to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions (unless any such condition is expressly waived, in whole or in part, by the Seller in writing):

(a)                                 Warranties.  Each of the representations and warranties of the Purchaser set forth in Article V shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Purchaser to consummate transactions contemplated hereby.

(b)                                 Performance.  The Purchaser shall have performed and complied with the agreements, covenants, conditions and obligations required by this Agreement and the Transaction Documents to which the Purchaser is a party and required to be performed or complied with by the Purchaser at or before the Closing Date.

(c)                                  Transaction Documents.  The Purchaser shall have delivered to Seller duly executed copies of all Transaction Documents to which the Purchaser is a party.

(d)                                 Payment of Dividends. The Seller shall have received the payments set out in Part A of Schedule 6.01(f).

ARTICLE VIII

TERMINATION

SECTION 8.01.                                   Termination.  Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                 by written agreement of the Purchaser and the Seller;

(b)                                 by the Purchaser if:

(i)                                   the Closing shall not have occurred by December 30, 2015 (the “End Date”); provided, however, that the Purchaser may not terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure of the Purchaser to perform any of the agreements, covenants and obligations required to be performed at or prior to the Closing by the Purchaser has been the primary cause of, or the primary factor that resulted in, the failure of the Closing to occur on or before the End Date; or

(ii)                                any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement; or

(iii)                             Seller shall have breached or failed to perform any of its Warranties, agreements, covenants, conditions or obligations contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in

Section 7.01 or Section 7.02 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 10 calendar days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Agreement pursuant to this Section 8.01(b)(iii) if it is then in material breach of any of its warranties, agreements, covenants, conditions or obligations under this Agreement; or

(iv)                              the Stockholders’ Meeting shall have been convened and a vote with respect to the adoption by the Seller Stockholders of a resolution authorizing the Contemplated Acquisition in accordance with Section 271 of the DGCL shall have been taken thereat (or any adjournment or postponement thereof) and the Requisite Stockholder Approval shall not have been obtained; or

(v)                               in the event that:  (A) a Change in Recommendation has occurred prior to receipt of the Requisite Stockholder Approval, (B) Seller has provided Purchaser with written notice of an intention to effect a Change in Recommendation under a Notice of Change of Circumstances or a Notice of Superior Proposal, (C) Seller shall have intentionally committed a breach of its obligations or agreements contained in Section 6.03 in any material respect (excluding breaches that, if capable of being cured, have been cured within 10 calendar days following receipt of written notice from the Purchaser which notice shall specify in reasonable detail the nature of such breach), or (D) Seller shall have failed to include the Seller Board Recommendation in the Proxy Statement delivered to Seller Stockholders; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(v) once the Requisite Stockholder Approval has been obtained at the Stockholders’ Meeting; or

(vi)                              if after the date of this Agreement, a Material Adverse Effect has occurred; or

(vii)                           pursuant to Section 2.03(e).

(c)                                  by the Seller if:

(i)                                   the Closing shall not have occurred by the End Date; provided, however, that the Seller  may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the failure of the Seller to perform any of the agreements, covenants and obligations required to be performed at or prior to the Closing by the Seller has been the primary cause of, or the primary factor that resulted in, the failure of the Closing  to occur on or before the End Date; or

(ii)                                any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement; or

(iii)                             the Purchaser shall have breached or failed to perform any of its warranties, agreements, covenants, conditions or obligations contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.01 or Section 7.03 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 10 calendar days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from the Seller of such breach or failure; provided, that Seller shall not have a right to terminate this Agreement pursuant to this Section 8.01(c)(iii) if it is then in material breach of any of its Warranties, agreements, covenants, conditions or obligations under this Agreement; or

(iv)                              the Stockholders’ Meeting shall have been convened and a vote with respect to the adoption by the Seller Stockholders of a resolution authorizing the Contemplated Acquisition in accordance with Section 271 of the DGCL shall have been taken thereat (or any adjournment or postponement thereof) and the Requisite Stockholder Approval shall not have been obtained; or

(v)                               prior to receipt of the Requisite Stockholder Approval, the Seller Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by and subject to the terms and conditions of Section 6.03(d) and Section 6.03(e); provided, that, concurrently with such termination, (A) Seller pays, or causes to be paid, to Purchaser the Termination Fee and (B) Seller enters into such Alternative Acquisition Agreement.

SECTION 8.02.                                   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made.  The Parties shall have no further liability or obligation under this Agreement except in respect of claims which arose before or gave rise to termination.  The following provisions of this Agreement shall survive termination and remain in full force and effect:  Articles I, IX and X.

SECTION 8.03.                                   Termination Fee, No Vote Fee and Purchaser Expenses.

(a)                                 Fees Payable.  If the Agreement is terminated by:

(i)                                   Seller pursuant to Section 8.01(c)(v), then Seller shall pay, or cause to be paid, to Purchaser an amount equal to USD 5,000,000 (five million US dollars) (the “Termination Fee”) by wire transfer of immediately available funds concurrently with, and as a condition to, such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b));

(ii)                                  Purchaser pursuant to Section 8.01(b)(v), then Seller shall pay, or cause to be paid to Purchaser the Termination Fee by wire transfer not later than the second Business Day following such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b));

(iii)                               (A) Seller pursuant to Sections 8.01(c)(i) or 8.01(c)(iv) or Purchaser pursuant to Sections 8.01(b)(i), 8.01(b)(iii), or 8.01(b)(iv), and (B) after the date hereof Seller receives an Acquisition Proposal from a Third Party or an Acquisition Proposal made after the date hereof shall have become publicly known prior to such termination,  and (C) within six (6) months of such termination of this Agreement, Seller either enters into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal described in clause (B)) or the Seller

Board recommends an Acquisition Proposal (whether or not the same Acquisition Proposal described in clause (B)) to the Seller Stockholders and (D) such Acquisition Proposal referred to in the foregoing clause (C), or if such Acquisition Proposal is terminated to accept another Acquisition Proposal, such other Acquisition Proposal, is subsequently consummated by Seller (for the avoidance of doubt, such consummation may be during or after such 6-month period), then Seller shall pay, or cause to be paid, to Purchaser, concurrently with, and as a condition to consummation of an Acquisition Proposal, the Termination Fee by wire transfer of immediately available funds (and also pay Purchaser Expenses as set forth in Section 8.03(b));

(iv)                              Purchaser pursuant to Section 8.01(b)(iv) or Seller pursuant to Section 8.01(c)(iv), then Seller shall pay, or cause to be paid, to Purchaser an amount equal to USD 2,600,000 (two million six-hundred thousand US dollars) (the “No Vote Fee”) by wire transfer of immediately available funds not later than the second Business Day following such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b)) provided that if Purchaser had a right of termination pursuant to Section 8.01(b)(v) prior to the date of such termination, Seller shall pay or cause to be paid the Seller Termination Fee instead of the No Vote Fee;

(b)                                 Expenses.   If the Termination Fee or No Vote Fee is payable pursuant to Section 8.01, the Seller will pay, or cause to be paid, to Purchaser an amount equal to the sum of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Purchaser or its Affiliate) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents (the “Purchaser Expenses”) (such amount as conclusively established by the certificate of the Purchaser as to such amount, attaching to such certificate copies of the underlying invoices of such service providers) by wire transfer of immediately available funds not later than the third Business Day following delivery of such certificate.

(c)                                  Limitations.  Notwithstanding anything to the contrary in this Agreement, in the circumstances where the Termination Fee and Purchaser Expenses are payable hereunder and the Termination Fee and Purchaser Expenses are paid to the Purchaser (or its designees) in accordance with the terms of the Agreement, such payment shall be the sole and exclusive remedy of the Purchaser and its Affiliates against the Seller and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or representatives for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions Documents or the negotiation, execution or performance hereof or the transactions contemplated hereby or thereby.  In no event shall Seller be required to pay the Termination Fee on more than one occasion.  In the event that a No Vote Fee has already been paid, Seller shall be entitled to credit the amount of the No Vote Fee actually paid against the amount of the Termination Fee it is required to pay under Section 8.03(a)(iii), if any.

(d)                                 Integral Part of Transaction.  Each of the Parties acknowledges that:  (i) the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the No Vote Fee together with the payment of Purchaser Expenses is not a penalty, (iii) each of the Termination Fee and the No Vote Fee together with the payment of Purchaser Expenses is a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iv) without these agreements, the Parties would not enter into this Agreement.  If Seller fails to pay the Termination Fee, the No Vote Fee or the Purchaser Expenses pursuant to this Section 8.03 when due, and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for the Termination Fee, the No Vote Fee or the Purchaser Expenses, as the case may be, Seller shall pay or cause to be paid to Purchaser its documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, the No Vote Fee or the Purchaser Expenses, as the case may be, from the date such payment was required to be made until the date of payment at an interest rate of eleven percent (11%) per annum.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

SECTION 9.01.                                   Survival of Critical Warranties and Covenants.

(a)                                 Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Party hereto, each agreement in this Agreement (including under this Article IX) shall survive the Closing until fully performed. Each representation and warranty in this Agreement or in the Schedules or certificates delivered pursuant to this Agreement shall terminate at Closing other than the Critical Warranties, which shall survive the Closing until the expiration of the applicable statutes of limitation.

(b)                                 Any covenant or other agreement herein, any portion of the performance of which may or is specified to occur after the Closing Date, shall survive indefinitely or for such lesser period of time as may be specified herein.

SECTION 9.02.                                   Indemnities.  Other than in respect of the indemnity set out in Section 9.02(b) which shall apply from the date hereof and subject to the provisions of this Article IX, from and after the Closing:

(a)                                 Critical Warranties and Covenants Indemnity.  The Seller (the “Indemnifying Party”) shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors (the “Indemnified Parties”) from and against any and all Losses which any of them actually suffer, incur or sustain arising out of, attributable to, or resulting from: (x) any inaccuracy in, or breach of, any of the Critical Warranties or (y) any breach of or nonperformance of any of the covenants made by the Seller in any Transaction Document.

(b)                                 Indemnity from Stockholder Litigation.  The Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any Losses which any of them actually suffer, sustain or become subject to, directly resulting from any claim by (or on behalf of) any holder or former holder or purported holder of any Seller Common Stock or rights to acquire Seller Common Stock, which relate or purport to relate to this Agreement, the Contemplated Acquisition or any of the other transactions contemplated hereby.

(c)                                  Leakage Indemnity.  The Indemnifying Party shall indemnify and hold harmless the Purchaser from and against any Leakage, on the basis that the amount of such

Leakage is multiplied by a co-efficient of 0.75 and the resulting sum is indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on the Closing Date), calculated as of Closing except as otherwise compensated by operation of Section 2.01(d) (to the extent such Leakage has affected the calculation of Actual Net Cash Flow).

(d)                                 Programming Plan Indemnity.  The Indemnifying Party shall indemnify and hold harmless the Purchaser to the extent (i) in accordance with the Programming Plan, Programming purchased and paid for in cash by the Acquired Companies in the period from June 30, 2015 to the Closing Date is less than the Expected Programming Expenditure and (ii) freely available cash (in the respective currencies) in the amount of the shortfall between the Expected Programming Expenditure and the actual amount of Programming purchased and paid for in cash by the Acquired Companies as of Closing is not held in the bank accounts of the Acquired Companies identified to Purchaser on or before the fifth (5th) day prior to Closing (for the avoidance of doubt, such cash not comprising Cash Reserve nor Kazakh Cash), on the basis that such amounts are multiplied by a co-efficient of 0.75 and the resulting sum is indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on the Closing Date), calculated as of the Closing; except as otherwise compensated by operation of Section 2.01(c)(i), and (in the circumstance where the obligation under Section 2.01(c)(i) has been complied with) excluding any differences arising solely as a result of a change in exchange rates between the fifth (5th) Business Day prior to the scheduled Closing Date and the Closing Date.

(e)                                  Cash Reserve Indemnity.  The Indemnifying Party shall indemnify the Purchaser to the extent the Cash Reserve is less than USD 15 million on the basis that such deficit is multiplied by a co-efficient of 0.75 and the resulting sum indemnified on a dollar-for-dollar basis, calculated as of the Closing, except as otherwise compensated by operation of Section 2.01(c)(iii).

(f)                                   Kazakh Cash and Indebtedness Indemnity.  The Indemnifying Party shall indemnify the Purchaser (i) to the extent that the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan exceeds the aggregate principal amount of USD 1.5 million and (ii) to the extent Kazakh Cash is less than USD 2.7 million, on the basis that such amounts are multiplied by a co-efficient of 0.45 and the resulting sum indemnified on a dollar-for-dollar basis, calculated as of the Closing, except as otherwise compensated by operation of Section 2.01(c)(ii).

(g)                                  Overdraft Facility Indemnity.  The Indemnifying Party shall indemnify the Purchaser to the extent there is any Indebtedness under the Overdraft Facility at the close of business on December 31, 2015 on the basis that such amount of Indebtedness is multiplied by a co-efficient of 1.00 and the resulting sum indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on December 31, 2015), except as otherwise compensated by operation of Section 2.01(d) (to the extent amounts drawn under the Overdraft Facility have been used to pay expenses in respect of operating activities and investing activities and thus are included in the calculation of Actual Net Cash Flow, but without prejudice to the ability of the Purchaser to recover under this indemnity relating to the Overdraft Facility on the basis of the use of a co-efficient of 1.00 (as opposed to the co-efficient of 0.75 used in the calculation of the Net Cash Flow Shortfall)) and excluding any differences arising solely as a result of a change in exchange rates between the fifth (5th)

Business Day prior to the scheduled Closing Date and December 31, 2015 (the “Overdraft Facility Indemnity”).

(h)                                 After-Tax basis.  The Indemnifying Party agrees that, with respect to any payment or indemnity pursuant to this Section 9.02, the Indemnifying Party’s indemnity obligations shall include the payment of such amount, if any, as shall be necessary to hold the Indemnified Parties harmless on an after-Tax basis from all Taxes required to be paid by the Indemnified Parties with respect to such payment or indemnity under any Applicable Law, taking into account any tax benefits received by the Indemnified Party.

SECTION 9.03.                                   Limitation on Liability.

(a)                                 Minimum claim.  The Indemnifying Party shall have no liability in respect of a claim under this Agreement (other than any claim under the Critical Warranties or the indemnities set out in Section 9.02) by any of the Indemnified Parties unless and until the amount of such claim, when aggregated with the amount of any other claim arising out of the same events, facts or circumstances, equals or exceeds USD 3,000,000, in which case the Indemnifying Party shall be liable for the whole amount and not merely the excess.

(b)                                 Maximum liability.  The aggregate liability of the Indemnifying Party in respect of claims under or in relation to this Agreement shall not exceed the aggregate amount of the Purchase Price actually received by Seller.

(c)                                  Time limitations.  The Indemnifying Party shall have no liability in respect of a claim under or in relation to this Agreement unless notice in writing of the claim is given by or on behalf of an Indemnified Party to Seller stating in reasonable detail the nature and, to the extent known to Purchaser, all material details of the claim (together with its bona fide estimate of the amount of such claim if practicable) on or before 18:00 hours (London time) on the day that is the 40th day after the day of Closing (unless such day is not a Business Day, in which case by 18:00 hours on the next Business Day after such 40th day); provided that:

(i)                                     the claim is bona fide and that Purchaser believes in good faith that the claim is likely to be successful; and

(ii)                                  other than pursuant to the applicable statutes of limitation, no time limit shall apply to any claims for indemnification arising under the Critical Warranties or under Section 9.02(b) (Indemnity from Stockholder Litigation).

(d)                                 No liability for retrospective legislation or changes in rates of Tax.  The Indemnifying Party shall not be liable in respect of any claims by the Indemnified Parties to the extent that such claims are attributable to, or such claims are increased as a result of, any legislation not in force at the date hereof or to any change of law, rates of tax, regulation, directive, requirements or administrative practice which in each case is not in force at the date hereof.

(e)                                  No double recovery.  The Indemnified Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect to one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more claims under this Agreement or other Transaction Documents.

(f)                                   Subsequent recovery.  If an Indemnifying Party pays to any Indemnified Party an amount in discharge of a claim hereunder and such Indemnified Party subsequently recovers from a third party (including any tax authority or pursuant to any insurance policy maintained by the Purchaser) a sum or relief which is directly referable to the matter giving rise to such claim or any other relief or remedy directly referable to the matter giving rise to such claim, then such Indemnified Party shall promptly repay to such Indemnifying Party the amount of any damages received by it to the extent that such subsequent recovery remedies the Loss on which the relevant claim was predicated, less any reasonable costs and expenses incurred by such Indemnified Party (if any) in recovering or receiving the same and any Tax suffered on the recovery or receipt thereof (but in any case shall not repay more than the amount paid by such Indemnifying Party to such Indemnified Party).

(g)                                  No exclusion for fraud.  Nothing in this Agreement shall limit or exclude the liability of any Party in the case of its fraud.

SECTION 9.04.                                   Procedure.

(a)                                 Notice of Third Party Claims.  Without limiting Section 9.03(c), any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a “Third Party Claim”) shall give written notice to the Indemnifying Party specifying the event giving rise to the Loss or potential Loss under Section 9.02.  Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the potential claim; provided, however, that, subject to the time limits set out in Section 9.03(c), the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party.  The procedure set forth in this Section 9.04(a) shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party’s rights under this Article IX with respect to any claim other than a Third Party Claim.

(b)                                 Defense of Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party may participate, at its expense, in the defense against such claim with counsel of its choice.  Nonetheless, (i) the Indemnified Party and its counsel shall control the defense of such claim and (ii) no such claim or demand may be settled (including under any applicable amnesty laws) by the Indemnifying Party without the consent of the Indemnified Party.  The Parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any Third Party Claim, whether or not subject to indemnification hereunder.

(c)                                  Non-Third Party Claims.  Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any Party to this Agreement against the Indemnifying Party (a “Non-Third Party Claim”) shall give written notice to the Indemnifying Party specifying in detail the Section of this Agreement breached and the source of, or the event giving rise to, the Loss or potential Loss under Section 9.02.  Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that, subject to the time limits set out in Section 9.03(c), the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Non-Third Party Claim to the Indemnifying Party.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.                            Waivers and Amendments.  No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties.  Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver.  No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

SECTION 10.02.                            Notices.  All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given (a) when delivered by hand or by courier or (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (a) above) to the Party for whom intended, at the address or telecopier number of such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice):

if to Seller:

Attention:	Maxim Bobin
Chief Legal Officer
Address:	CTC Media, Inc.
31A Leningradskiy Prospekt
Building 1
Moscow 125284,
Russian Federation
Facsimile number:	+7 (495) 797-41-30

with copies to:

Attention:	Werner Klatten
Chairman of Special Committee
Board of Directors
Address:

Facsimile number:

AND

Attention:	Timothy Corbett
Address:	Morgan Lewis & Bockius UK LLP
Condor House
5-10 St. Paul’s Churchyard
London EC4M 8AL

United Kingdom
Facsimile number:	+44.20.3201.5001

if to the Purchaser:

Attention:	Andrey Dimitrov
Address:	UTV-Management LLC
4/2, Olkhovskaya street
Moscow 105066
Russia
Facsimile number:	+7 495 213 18 67

AND

Attention:	Scott Senecal and Maxim Izvekov
Address:	Cleary Gottlieb Steen & Hamilton LLP
Paveletskaya Square 2/3
Moscow 115054
Russia
Facsimile number:	(+7 495) 660 8505

Any notice or other communication not received on a Business Day or received after 17:00 hours local time on a Business Day in the city of the recipient shall be deemed to be received on the next following Business Day in the city of the recipient.

SECTION 10.03.                            Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

SECTION 10.04.                            Entire Agreement.

(a)                                 This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b)                                 In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the Russian SPA executed by the relevant Parties at Closing, this Agreement shall govern as among all Parties.

(c)                                  Each Party confirms on behalf of itself and its Affiliates that:

(i)                                     in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the other Transaction Documents; and

(ii)                                  in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement, any other Transaction Document or with any of the agreed form documents are those pursuant to this Agreement, the other Transaction Documents or such agreed form document, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

SECTION 10.05.                            Severability.

(a)                                 If for any reason one or more of the provisions or undertakings (or parts thereof) of this Agreement shall be held to be invalid but would have been held to be valid if part of the wording of the same was deleted or the period or scope of the same reduced then the said provisions or undertakings (or parts thereof) of this Agreement shall apply with such deletion or modification as may be necessary to make them valid and effective.

(b)                                 To the fullest extent permitted by Applicable Law, without prejudice to Section 10.05(a), the illegality, invalidity or unenforceability of any provision (or part therof) of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provisions (or parts thereof) of this Agreement.  The Parties shall then use their reasonable efforts to replace the illegal, invalid or unenforceable provisions (or parts thereof) by a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision (or part thereof).

SECTION 10.06.                            Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 10.07.                            Consent to Jurisdiction and Service of Process.

(a)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and each of the Parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

(b)                                 Each of the Parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party while nothing in this Section 10.07 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, County of New Castle, any other court of the State of Delaware, County of New Castle, and any Federal court sitting in the State of Delaware for the purpose of any dispute arising out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery located in the County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  Each of Seller and Purchaser agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

SECTION 10.08.                            WAIVER OF JURY TRIAL.  EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)  ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 10.09.                            Specific Performance.

(a)                                 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages alone would not be an adequate remedy for such damages.  The Parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled to prevent such breaches and to enforce specifically the terms and provisions hereof; and each Party hereby agrees that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to secure or post any bond in connection with the obtaining of any such injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

(b)                                 Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.09.  The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.09, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.09 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.09 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 10.09 or anything set forth in this Section 10.09 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)                                  To the extent any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to the terms hereof) when expressly available to such Party pursuant to the terms of this Agreement, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus 10 Business Days, or (ii) such other time period established by the court presiding over such action.

SECTION 10.10.                            Confidentiality.  Unless otherwise agreed to in writing by the Parties, each of the Parties agrees to, and agrees to cause its respective Affiliates, accountants, attorneys, partners, consultants and all other representatives to, keep and hold in confidence and not use to the detriment of any other Party or its Affiliates, any information acquired pursuant to the Transaction Documents or in connection with any of the transactions contemplated thereby, unless such information is:  (a) publicly available; (b) otherwise available to such Party without restriction or breach of any confidentiality agreement; (c) necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby; (d) otherwise required to be disclosed by any Governmental Authority (including tax authorities), self-regulatory organization or Applicable Law; (e) disclosed to the professional advisers of such Party who are informed of this confidentiality undertaking; or (f) disclosed in connection with an assignment permitted hereunder.  The provisions of this Section 10.10 shall continue to apply if this Agreement is terminated.

SECTION 10.11.                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation or law or otherwise) without the prior written consent of the other Party except as expressly provided herein, and any assignment in contravention of this requirement shall be null and void.

SECTION 10.12.                            Expenses.  Unless otherwise expressly set forth in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

[Note: remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:

UTV-MANAGEMENT LLC

By:	/s/ KONSTANTIN KIPNIS
Name:	Konstantin Kipnis
Title:	General Director

SELLER:

CTC MEDIA, INC.

By:	/s/ YULIANA SLASHCHEVA
Name:	Yuliana Slashcheva
Title:	CEO